        As filed with the Securities & Exchange Commission on October 28, 1997

                                                      Registration No. 333-26677
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                              -------------------------


                                   AMENDMENT NO. 3
                                      FORM S-1/A
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                              -------------------------

                        RENAISSANCE ENTERTAINMENT CORPORATION
                  (Exact name of issuer as specified in its charter)

         COLORADO                         7900                  81-1094630
(State or other jurisdiction of  Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)     Classification Code No.  Identification No.)

                            4440 ARAPAHOE ROAD, SUITE 200
                                  BOULDER, CO 80303
                                    (303) 444-8273
            (Address and telephone number of principal executive offices)

                                  CHARLES S. LEAVELL
                        RENAISSANCE ENTERTAINMENT CORPORATION.
                            4440 ARAPAHOE ROAD, SUITE 200
                               BOULDER, COLORADO  80303
                                    (303) 444-8273
              (Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

--------------------------------------------------------------------------------
                           Calculation of Registration Fee
--------------------------------------------------------------------------------
                                 Proposed       Proposed
Title of Each                     Maximum       Maximum
  Class of      Amount to be   OfferingPrice    Aggregate        Amount of
 Securities     Registered (1)    Per Share    Offering Price  Registration Fee
--------------------------------------------------------------------------------
Common Stock,    356,350 Shares    $2.125 (2)   $757,243.75 (2)    $229.47
$.03 par value  1,050,000 Shares   $.5625 (2)    $590, 625 (2)     $184.57
                                                                Total $414.04
--------------------------------------------------------------------------------

(1) Includes 1,400,000 shares which are reserved for issuance pursuant to currently issued and outstanding Convertible Secured Notes which will be offered for resale by certain Selling Shareholders.

(2) Estimated solely for purposes of calculating the registration fee. In accordance with Rule 457(c) of Regulation C, the estimated price for 356,350 of such shares included in the original filing was based on the average of the high and low reported prices on the Nasdaq National Market on May 5, 1997 and for the additional 1,050,000 shares included with this Amendment to the Registration Statement was based on the closing sale price on the Nasdaq Small Cap Market on September 11, 1997.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   1,406,350 Shares
                        RENAISSANCE ENTERTAINMENT CORPORATION
                                     Common Stock


     The shares offered hereby include up to 1,400,000 shares of Common Stock, $.03 par value ("Common Stock"), of Renaissance Entertainment Corporation (the "Company") issued (266,595 shares) or subject to issuance (up to 1,133,405 shares) upon conversion of certain Convertible Secured Notes (the "Notes") of the Company owned by certain selling securityholders and 6,350 shares of such stock owned by a selling shareholder (the "Selling Shareholders"), which may be sold from time to time by the Selling Shareholders for their own accounts. The 1,406,350 shares of Common Stock of the Company are herein referred to as the "Shares." The Company has been advised that the Selling Shareholders may from time to time sell the Shares to or through brokers or dealers in one or more transactions, on the Nasdaq Small Cap Market or otherwise, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.


     The Company's Common Stock is listed on the Nasdaq Small Cap Market under the symbol FAIR. On October 24, 1997, the last reported sale price of Common Stock, as reported on the Nasdaq Small Cap Market, was $0.84375 per share.


     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS."

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION NOR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Since the Common Stock registered hereunder is being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Act"), the Company cannot include herein information about the price to the public of the Common Stock or the proceeds to the Selling Shareholders. The Company will receive no proceeds from any sales of Common Stock by the Selling Shareholders, and the Company is obligated to pay the expenses of this offering, which are estimated at $25,000. The Selling Shareholders will pay their own expenses in connection with sales of the Common Stock. The Selling Shareholders and any brokers or dealers executing selling orders on their behalf may be deemed "underwriters" within the meaning of the Act, in which event the usual and customary selling commissions which may be paid to the brokers or dealers may be deemed to be underwriting commissions under the Act. There can be no assurance that any or all of the Shares registered hereunder will be sold. See "PLAN OF DISTRIBUTION."

                   The date of this Prospectus is October 30, 1997.

                                  PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. ALL SHARE AMOUNTS HAVE, UNLESS INDICATED TO THE CONTRARY, BEEN ADJUSTED FOR A TWO-FOR-ONE SPLIT OF THE COMPANY'S COMMON STOCK, EFFECTIVE OCTOBER 21, 1996. THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. POTENTIAL INVESTORS SHOULD CAREFULLY REVIEW THE INFORMATION UNDER THE HEADING "RISK FACTORS."

THE COMPANY

     Renaissance Entertainment Corporation operates five Renaissance Faires in the United States. With these five Faires currently drawing close to 750,000 visitors annually, the Company believes that it is the largest operator of Renaissance Faires and Renaissance entertainment events in the United States. The Renaissance entertainment industry consists of over 100 separate events of varying sizes with a Renaissance theme and has an estimated attendance in excess of 4,000,000 visitors annually.

     The Renaissance Faire is a recreation of a Renaissance village, a fantasy experience transporting the visitor back into sixteenth century England. This fantasy experience is created through authentic craft shops, food vendors and continuous live entertainment throughout the day, both on the street and the stage including actors, jugglers, jousters, magicians, dancers and musicians.

     The Company owns and operates the Bristol Renaissance Faire in Kenosha, Wisconsin, serving the Chicago/Milwaukee metropolitan region; the Northern California Renaissance Pleasure Faire in Novato, California, serving the San Francisco Bay area; the Southern California Renaissance Pleasure Faire in Devore, California, serving the greater Los Angeles metropolitan area; the New York Renaissance Faire in Tuxedo, New York, serving the New York City metropolitan area; and the Virginia Renaissance Faire in Fredericksburg, Virginia, serving the Washington D.C. and Richmond metropolitan areas. The Company is currently negotiating for a permanent location for the Southern California Renaissance Pleasure Faire and is seeking an alternative site for the Northern California faire. See "Risk Factors."

     In July 1995, the Company acquired approximately 250 acres of land in Fredericksburg, Virginia in order to construct a Renaissance Faire on that site. The Virginia Renaissance Faire opened in May 1996.

     In February 1996, the Company acquired all of the issued and outstanding stock of Creative Faires, Ltd., which owns and operates the New York Renaissance Faire. In connection with this acquisition, the Company issued 540,000 shares of Common Stock.

     The Company's strategic plan is to grow through internal growth and by developing and acquiring additional Renaissance Faires located throughout the United States. The Company believes that with a long-term strategy of internal growth and acquisitions, the Company will strengthen its market position.

     The Company maintains its principal executive offices at 4440 Arapahoe Road, Suite 200, Boulder, Colorado 80303, where its telephone number is (303) 444-8273.

RISK FACTORS

     An investment in the securities offered hereby involves a high degree of risk. See "Risk Factors."

THE OFFERING

          Common Stock offered by the
            Selling Shareholders . . . . . .      Up to 1,406,350 shares of
                                                  Common Stock.  See
                                                  "Description of Securities."

          Common Stock outstanding
            before offering (1). . . . . . .      9,636,262


          Common Stock outstanding
            after offering . . . . . . . . .      11,036,262.  Assumes that all
                                                  of the Notes are converted at
                                                  a conversion rate of $.25 per
                                                  share. (2)  See "Description
                                                  of Securities."

          Use of proceeds. . . . . . . . . .      The Company will not receive
                                                  any of the proceeds from the
                                                  sale of Common Stock by
                                                  the Selling Shareholders.

Nasdaq Symbols:

          Common Stock. . . . . . . . . . . . . . FAIR
          Class A Warrants. . . . . . . . . . . . FAIR W
          Class B Warrants. . . . . . . . . . . . FAIR Z

---------------

(1) As of September 1, 1997. Does not include shares reserved for issuance pursuant to exercise of outstanding options and warrants and the conversion of the Notes and other convertible securities.

(2) The Notes are convertible into Common Stock at the lesser of $1.75 per share or 50% of the market value of the Common Stock at the time of conversion.

SUMMARY FINANCIAL DATA

     The following summary financial data was derived from the Company's financial statements included elsewhere herein and should be read in conjunction with such financial statements and the notes thereto. On June 21, 1996, the Company changed its fiscal year end from March 31, to December 31. The data presented as of and for the nine months ended December 31, 1996, represents the transition period for the new fiscal year end. All information is in thousands, except per share amounts.

STATEMENTS OF OPERATIONS DATA:

                                                                                 NINE MONTHS ENDED              SIX MONTHS ENDED
                                          YEAR ENDED MARCH 31,                      DECEMBER 31,                    JUNE 30,
                                 -------------------------------------         ---------------------         ---------------------
                                   1994           1995          1996            1995          1996            1996          1997
                                 -------        -------        -------         -------       -------         ------        -------
Revenue. . . . . . . .            $1,973        $12,540        $12,811         $10,470       $14,554         $5,306         $4.886
Gross Profit . . . . .             1,694          9,327          8,984           7,265         9,741          3,186          3,055
Net Income (Loss). . .               (98)           576         (1,274)            264        (1,852)        (2,805)        (1,254)
Net Income (Loss
 to Common Stockholders              (98)           533         (1,274)            264        (1,852)        (2,805)        (1,254)
Net Income (Loss)
 per Common Share. . .              (.05)           .11           (.16)             03          (.21)          (.34)          (.13)
Weighted average
number of shares
 outstanding . . . . .             1,901          4,801          7,824           7,644         8,907          8,187          9,532

BALANCE SHEET DATA:

                                          June 30, 1997
                                       ------------------
    Working capital (deficit)                ($886)
    Total assets                            10,741
    Total liabilities                        5,961
    Stockholders' equity                     4,780

                                     RISK FACTORS

    In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating the Company and its business before purchasing the Shares offered hereby.

    RECENT LOSSES. Although the Company was profitable in its fiscal year ended March 31, 1995, it incurred a net loss of $1,273,671 in the fiscal year ended March 31, 1996 and a net loss of $1,851,725 for the nine months ended December 31, 1996. In addition, the Company expects to incur a net loss for the fiscal year ending December 31, 1997. There is no assurance that the Company will return to profitability in any subsequent period. The New York and Virginia Faires each operated at a loss during 1996, the Virginia Faire operated at a loss during 1997 and the New York Faire is expected to operate at a loss in 1997. If the performance of these Faires does not improve in subsequent periods, the Company's ability to achieve and sustain profitability in subsequent periods will be adversely affected. See "POSSIBLE SUSPENSION OF NORTHERN CALIFORNIA FAIRE FOR 1998."

    NEED FOR ADDITIONAL CAPITAL. The Company had a working capital deficit of ($885,556) as of June 30, 1997 and ($1,506,284) as of December 31, 1996. During
the first five months of fiscal 1997, the Company obtained $1,350,000 of additional working capital through the placement of convertible loans and on March 31, 1997, obtained an extension for the payment of short-term bank lines of credit in the amount of $1,000,000, all of which lines of credit have been paid as of the date of this Prospectus. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." While the Company believes that it has adequate working capital to fund anticipated operations for fiscal 1997, there can be no assurance that the Company will not need additional funds to sustain operations prior to or after that time. In addition, the Company would require additional funding to move either its Southern or Northern California Faires to a new location (see "POSSIBLE SUSPENSION OF NORTHERN CALIFORNIA FAIRE FOR 1998" and "POSSIBLE RELOCATION OF SOUTHERN CALIFORNIA FAIRE"), and to expand its business, and may require additional funding in order to develop a new site for the Northern California Faire (see "POSSIBLE SUSPENSION OF NORTHERN CALIFORNIA FAIRE FOR 1998"). The Company is in final negotiations of a transaction whereby the Company would sell its Wisconsin faire site to a group of investors who would lease the site to the Company. This transaction is expected to result in an increase of approximately $1,600,000 in the Company's working capital. The Company believes that this additional working capital would be adequate to fund its working capital requirements through at least December 31, 1998. This additional capital would not, however, be sufficient to fund the relocation of either the Southern or Northern California Faires. Therefore, even if the sale/lease back transaction is closed as anticipated, additional capital may be sought through borrowings or from additional equity financing. Such additional equity financing may result in additional dilution to investors. In any case, there can be no assurance that the sale/lease back transaction will be completed or that any additional capital can be satisfactorily obtained if and when required.

    POSSIBLE SUSPENSION OF NORTHERN CALIFORNIA FAIRE FOR 1998. The Company operates its Northern California Faire during the Fall of each year at a site in Novato, California. The Company's current lease for that site, which is on a year-to-year basis, expires in 1997. The Company understands that the owner of the site is seeking to develop the site for commercial construction purposes, although the owner's efforts to do so are currently being blocked by pending litigation in which the use of the site for such purpose is being challenged. The Company is investigating new sites for the Faire. There is no assurance that the Company will be successful in locating a new site for the Northern California Faire for the 1998 or subsequent faire seasons or, if located, successful in obtaining all necessary approvals for a site to be available for the Faire in 1998 or any subsequent period. In addition, the Company estimates that it could be required to spend from $500,000 to $1,000,000 for development of a site prior to the opening of the Faire at a new site. See "BUSINESS - EXISTING RENAISSANCE FAIRES AND SITES - NORTHERN CALIFORNIA RENAISSANCE PLEASURE FAIRE."

    POSSIBLE RELOCATION OF SOUTHERN CALIFORNIA FAIRE. Since April 1994, the Company has operated its Southern California Faire in Devore, California. The Company has entered into a non-binding letter of intent with the owner of a site in Pomona, California which contemplates that the Company will commence operation of the Southern California Faire at that site starting in 1998. The letter of intent calls for the Company to construct a new village for the Faire. The Company estimates that the cost of such construction would be approximately $2,000,000. The Company would need additional funds from one or more third parties to finance such construction. Subsequent to the execution of the letter of intent for the new site, the owner of the existing faire site indicated that it was willing to enter into a long-term lease for the site. This would allow the Company to construct permanent structures on the site and significantly reduce setup cost for this faire. As of the date of this Prospectus, the Company had not decided whether it should enter into a long-term lease for the current faire site or relocate the faire to the proposed site in Pomona, California. See "BUSINESS-EXISTING RENAISSANCE FAIRES AND SITES-SOUTHERN CALIFORNIA RENAISSANCE PLEASURE FAIRE."

    DEPENDENCE UPON MANAGEMENT. The Company's future success depends in a large part on the continued service of its key marketing, sales, promotional and management personnel and on its ability to continue to attract, motivate and retain highly qualified employees. The loss of the services of key personnel could have a material adverse effect upon the Company's operations and development efforts. There can be no assurance of the continued service to the Company of its key executive officers. The Company does not have key person life insurance covering its management personnel or other key employees.

    COMPETITION. The Company faces significant competition from numerous organizations throughout the country which offer Renaissance Faires and other entertainment events, including amusement parks, theme parks, local and county fairs and festivals, some of which possess significantly greater resources than the Company and in many cases greater expertise and industry contacts. The Company estimates that there are currently 20 major Renaissance Faires produced each year. In addition, the Company estimates that there are 100 minor Renaissance Faire events held throughout the United States each year, ranging in duration from one day to two weekends. See "BUSINESS - COMPETITION."

    LACK OF TRADEMARK PROTECTION. Because of the large number of existing Renaissance Faires, it is unlikely that the Company will be able to rely upon trademark or service mark protection for the name "Renaissance Faire." As a result, there is no protection against others using the name "Renaissance Faire" for the production of entertainment events similar to those produced by the Company. The Company's own Faires could be negatively impacted by association with substandard productions. See "BUSINESS - INTELLECTUAL PROPERTY."

    PUBLIC LIABILITY AND INSURANCE. As a producer of a public entertainment event, the Company has exposure for claims of personal injury and property damage suffered by visitors to the Faires. To date, the Company has experienced only minimal claims which it has been able to resolve without litigation. The Company maintains comprehensive liability insurance which it considers to be adequate against this risk; however, there can be no assurance that a catastrophic event or claim which could result in damage or liability in excess of this coverage will not occur. See "BUSINESS - PUBLIC LIABILITY AND INSURANCE."

    DEPENDENCE UPON VENDORS. A substantial portion of the Company's revenues generated at each Faire are derived from arrangements that the Company has with vendors who construct elaborate booths at the Faires and sell a variety of food, crafts and souvenirs. This arrangement consists of either a fixed rental paid by the vendors to the Company or a percent of revenues. In either case, the success of a Faire is dependent upon the Company's ability to attract responsible vendors who sell high quality goods. See "BUSINESS - VENDORS."

    SEASONALITY. The Company's Renaissance Faires are located in traditionally seasonal areas which attract the greatest number of visitors during the warm weather months in the spring, summer and early fall. Unless the Company acquires or develops additional Faire sites in areas which are counter-seasonal to the present sites located in temperate climates, the Company's revenues and income will be highly concentrated in the six months ended September 30th of each year. See "BUSINESS - SEASONALITY AND WEATHER."

    DEPENDENCE UPON WEATHER. Each Renaissance Faire operated by the Company is scheduled for a finite period, typically consecutive weekends during a seven to nine-week period, which are determined substantially in advance in order to facilitate advertising and other promotional efforts. The success of each Faire is directly dependent upon public attendance, which is directly affected by weather conditions. While each of the Company's faires, other than the Northern and Southern California faires, are open, rain or shine, poor weather, or even the forecast of poor weather, can result in substantial declines in attendance and, as a result, loss of revenues. The Northern and Southern California faires are closed if it is raining. Further, as the Renaissance Faires are outdoor events, they are vulnerable to severe weather conditions that can cause damage to the Faire's infrastructure and buildings, as well as injuries to patrons and employees. Risks associated with the weather are beyond anyone's control but have a direct and material impact upon the relative success or failure of a given Faire. See "BUSINESS - SEASONALITY AND WEATHER."

    LICENSING AND OTHER GOVERNMENTAL REGULATION. For each Faire operated by the Company, it is necessary for the Company to apply for and obtain permits and other licenses from local governmental authorities controlling the conduct of the Faire, service of alcoholic beverages, service of food, health and sanitation and other matters at the Faire sites. Each governmental jurisdiction has its own regulatory requirements which can impose unforeseeable delays or impediments in preparing for a Faire production. While the Company has been able to obtain all necessary permits and licenses in the past, there can be no assurance that future changes in governmental regulation or the adoption of more stringent requirements may not have a material adverse impact upon the Company's future operations. See "BUSINESS - GOVERNMENT REGULATION."

    FAIRE SITES. While the Company owns the sites at which the Bristol Renaissance Faire and the Virginia Faire are operated, the Company's Northern and Southern California Faire sites have been held pursuant to short-term leases. The New York Faire is also operated on a leased site. It is expected that future Faires that may be developed by the Company, if any, will also be presented on leased sites. The terms and conditions of each lease will vary from location and to a large extent are beyond the control of the Company. Further, there can be no assurance that the Company will be able to continue to lease existing Faire sites on terms acceptable to the Company, or be successful in obtaining other sites on favorable locations. The Company's dependence upon leasing Faire sites creates a substantial risk of fluctuation in the Company's operations from year to year. See "POSSIBLE SUSPENSION OF NORTHERN CALIFORNIA FAIRE FOR 1998" and "POSSIBLE RELOCATION OF SOUTHERN CALIFORNIA FAIRE."

    SHARES ELIGIBLE FOR FUTURE SALE UNDER RULE 144. The Company estimates that in excess of 3,000,000 shares of the Company's Common Stock currently outstanding are "restricted securities" which have been outstanding for more than two years and can be sold publicly in compliance with Rule 144 adopted under the Securities Act of 1933 (the "Securities Act"). Holders of restricted securities must comply with the requirements of Rule 144 in order to make a public sale of their shares without violating the Securities Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least one year, including persons who may be deemed affiliates of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale, provided that the Company has filed certain periodic reports with the Securities and Exchange Commission and the sale is made in a "broker's transaction" or in a transaction directly with a "market maker" as those terms are used in Rule 144. A person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale by such person, and who has beneficially owned restricted shares for at least two years, would be entitled to sell such shares under Rule 144 without regard to the volume limitations and public information and manner of sale requirements described above. The possibility that substantial amounts of Common Stock may be sold in the public market under Rule 144 may adversely effect the prevailing market price for the Common Stock.

    MARKET OVERHANG FROM WARRANTS AND OUTSTANDING OPTIONS AND CONVERTIBLE SECURITIES. As of September 1, 1997, the Company had outstanding options, warrants and convertible notes and debentures to purchase a total of 8,495,852 shares, including Class A and Class B warrants to purchase an aggregate of 3,761,558 shares issued in a public offering in 1995 ("Public Warrants"). To the extent that such stock options or warrants are exercised or the convertible securities converted, dilution to the interests of the Company's shareholders may occur. Exercise of these options or warrants or the conversion of the convertible securities or even the potential of their exercise or conversion may have an adverse effect on the trading price and market for the Company's Common Stock. The holders of the options, warrants or convertible securities are likely to exercise or convert them at times when the market price of the shares of Common Stock exceeds the exercise price of the options or warrants or the conversion price of the convertible securities. Accordingly, the issuance of shares of Common Stock upon exercise of the options or warrants or conversion of the convertible securities may result in dilution of the equity represented by the then outstanding shares of Common Stock. Furthermore, holders of such securities can be expected to exercise or convert them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms which are more favorable to the Company than the exercise or conversion terms provided by such securities.

    POTENTIAL ADVERSE EFFECT OF REDEMPTION OF PUBLIC WARRANTS. The Public Warrants may be redeemed by the Company after January 27, 1997, at a price of $0.01 per Warrant, upon 30 days' notice, mailed within three days after the closing bid price of the Common Stock has equaled or exceeded 150% of the then current respective warrant exercise prices (currently $3.00 per share with respect to the Class A Warrants, and $3.9375 per share with respect to the Class B Warrants), for a period of 20 or more consecutive trading days.
Warrantholders shall have exercise rights until the close of the business day preceding the date fixed for redemption. Redemption of the Public Warrants could have an adverse effect on the prevailing market price of the Common Stock.


    NEW LISTING STANDARDS FOR NASDAQ SECURITIES.  The Nasdaq Stock
Market recently adopted certain changes to the standards for issuers with securities listed on Nasdaq. One of the changes included increasing the maintenance requirements for continued listing in the Nasdaq Small Cap Market, on which the Company's Common Stock is currently listed. While the Company currently is in compliance with the new maintenance requirements, it could cease to be in compliance in the future if it continues to incur substantial losses from operations. In this event, it is possible that the Common Stock would be delisted from the Nasdaq Small Cap Market.


    Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, investors in this offering may find it more difficult to sell their securities.

    SEC INVESTIGATION OF DUKE & CO., INC.  The underwriter of the Company's
1995 public offering, Duke & Co., Inc. ("Duke"), is aware that the Securities and Exchange Commission is investigating certain of Duke's trading practices and mark-ups in connection with trading in securities of the Company following the public offering. Historically, Duke has been the principal market maker for the Company's Common Stock and Public Warrants. There can be no assurance that the investigation will not adversely and materially affect subsequent trading in the Company's securities. Gregg Thaler, a director of the Company, is President of Duke.

    AUTHORIZATION OF PREFERRED STOCK. The Company's Articles of Incorporation, as amended, authorize the issuance of up to 1,000,000 shares of preferred stock. The Board of Directors has been granted the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, the Board of Directors could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to the assets of the Company upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption of Common Stock. Common stockholders have no redemption rights. In addition, the Board could issue large blocks of voting stock to fend against unwanted tender offers or hostile takeovers without further shareholder approval.

    AUTHORIZATION OF ADDITIONAL SHARES. The Company's Articles of Incorporation, as amended, authorize the issuance of up to 50,000,000 shares of Common Stock, of which 9,636,262 shares were outstanding on September 1, 1997. The Company's Board of Directors has the authority to issue additional shares of Common Stock and to issue options and warrants to purchase shares of the Company's Common Stock without shareholder approval. In addition, the Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval. In addition, the Company had outstanding at September 1, 1997 options, warrants and convertible securities to purchase 8,495,852 shares of Common Stock. Exercise or conversion of these securities may have a further dilutive effect on existing shareholders and warrant holders. See "MARKET OVERHANG FROM WARRANTS AND OUTSTANDING OPTIONS AND CONVERTIBLE SECURITIES."

                             MARKET FOR THE COMMON EQUITY
                           AND RELATED STOCKHOLDER MATTERS

    Since August 21, 1997, the Company's Common Stock has been traded in the Nasdaq Small Cap Market and form September 1, 1995 to August 21, 1997, it traded on the Nasdaq National Market. From January 27, 1995 to August 31, 1995, it traded on the Nasdaq Small-Cap Market and on the Boston Stock Exchange, and prior to that time, the stock was traded over-the-counter on the OTC Electronic Bulletin Board. Since December 9, 1996, the Company's Common Stock has also been traded on the Philadelphia Stock Exchange. The following table reflects the high and low prices of the Company's Common Stock for each quarterly period of the two most recent calendar years and the subsequent interim quarters retroactively adjusted for a 2-for-1 stock split in October 1996. From the fourth quarter of 1995 forward, the prices reflect the high and low sales prices. For the first, second and third quarters of 1995, the prices reflect the high and low bid prices as quoted by the National Quotation Bureau, Inc.
The quotations represent prices between broker-dealers and do not include retail mark-ups and mark-downs or any commission to the broker-dealer and may not reflect prices in actual transactions.

Calendar Years Ended December 31                  High                 Low
--------------------------------                   ----                 ---

    1995
First Quarter ended March 31                     $4.50               $3.38
Second Quarter ended June 30                      4.88                3.63
Third Quarter ended September 30                  4.69                3.88
Fourth Quarter ended December 31                  6.44                4.00

    1996
First Quarter ended March 31                      7.19                5.19
Second Quarter ended June 30                      6.81                5.63
Third Quarter ended September 30                  7.00                5.25
Fourth Quarter ended December 31                  7.50                5.00

    1997
First Quarter ended March 31                      6.88                5.06
Second Quarter ended June 30                      5.00                1.00
Third Quarter                                     1.25                0.50
Fourth Quarter through October 24                 1.69                 .66



    As of September 1, 1997, there were approximately 1,530 shareholders of record.


                                   USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Shareholders.

                                    CAPITALIZATION

    The following table sets forth (i) the current liabilities and capitalization of the Company as of June 30, 1997 and (ii) the pro forma liabilities and capitalization as of June 30, 1997, adjusted to reflect the conversion of the Notes (assuming a conversion price of $.25 per share).

                                                          June 30, 1997
                                                   ----------------------------
                                                     Actual        As Adjusted
                                                   -----------      -----------
Current liabilities                                $2,744,503       $2,394,503
Long-term liabilities, net of current              $3,216,550       $3,216,550
  portion                                         -----------      -----------
Total liabilities                                  $5,961,053       $5,611,053
Stockholders' equity:
  Preferred Stock, $1.00 par value,
  1,000,000 shares authorized, none
  issued and outstanding                                   --               --
  Common Stock, $.03 par value,
  50,000,000 shares authorized,
  9,636,262 issued and outstanding;
  11,036,262 as adjusted (1)                       $9,327,186       $9,652,186
  Accumulated (deficit)                           ($4,546,794)     ($4,546,794)
                                                   -----------      -----------
  Total stockholders' equity                       $4,780,392       $5,105,392
Total liabilities and stockholders'
  equity                                          $10,741,445      $10,716,445
                                                   -----------      -----------
                                                   -----------      -----------

---------------

(1) Does not include shares issuable upon exercise or conversion of outstanding options, warrants or convertible securities. The Notes are convertible into Common Stock at the lesser of $1.75 per share or 50% of the market value of the Common Stock at the time of conversion.


                                   DIVIDEND POLICY

    The Company has never paid any cash dividends on its Common Stock and anticipates that it will not pay cash dividends in the foreseeable future. Instead, the Company intends to apply any earnings to the development and expansion of its business.

                               SELECTED FINANCIAL DATA


The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this Prospectus. Information is not provided for or at the end of fiscal 1993 as the financial statements for this period, which would be for a predecessor company, are not available to the Company. The information for fiscal 1993 would, as is the information for and at the end of fiscal 1994, be for only one of the Company's faires (the Bristol Renaissance Faire) and would not be, in the Company's opinion, material to an understanding of the Company's current financial information. The acquisition in 1996 of Creative Fairs Ltd. was accounted for as a pooling of interest. The income statement data for the nine months ended December 31, 1996 and 1995 include the accounts of Creative Fairs Ltd. for the year ended December 31, 1996 and 1995 and accounts for the Company for the nine-month periods ended December 31, 1996 and 1995. The income statement data for the years ended March 31, 1996 and 1995 include the accounts of Creative Fairs Ltd. for the two years ended December 31, 1995 and 1994 and the consolidated accounts of the Company for the years ended March 31, 1996 and 1995, respectively. The balance sheet data as of December 31, 1996 and 1995 include the accounts of Creative Fairs Ltd. as of December 31, 1996 and December 31, 1995, respectively. The balance sheet data as of March 31, 1996 and 1995, also include the accounts of Creative Fairs Ltd. as of December 31, 1995 and 1994, respectively. The income statement data for the year ended March 31, 1994 and as of March 31, 1994 do not include information regarding Creative Fairs Ltd. as audited financial statements for periods prior to January 1, 1994 were not available to the Company.



                                                                                      NINE MONTHS              SIX MONTHS
                                                   YEARS ENDED MARCH 31,            ENDED DECEMBER 31,        ENDED JUNE 30,
                                            -------------------------------     ---------------------     -------------------
INCOME STATEMENT DATA                        1994         1995        1996         1995        1996         1996        1997
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)      ----         ----        ----        ----         ----         ----        ----
Revenue                                    $1,973      $12,540     $12,811      $10,470     $14,554       $5,306      $4,886
Gross Profit                                1,694        9,327       8,984        7,265       9,741        3,186       3,055
Net Operating Income (Loss)                   (39)         757      (1,475)         111      (1,753)      (2,758)     (1,401)
Net Income (Loss) After Taxes                 (98)         576      (1,274)         309      (1,852)      (2,805)     (1,254)
Net Income (Loss) to Common
     Shareholders                             (98)         533      (1,274)         264      (1,852)      (2,805)     (1,254)
Net Income (Loss) Per Common
     Share                                   (.05)         .11        (.16)         .03        (.21)        (.34)       (.13)

Weighted Average Common
Shares Outstanding                          1,901        4,801       7,824        7,644       8,907        8,187       9,532

                                       -14-


                                                         MARCH 31,                    DECEMBER 31,       JUNE 30,
                                           --------------------------------      -------------------     --------
BALANCE SHEET DATA                           1994         1995        1996         1995        1996         1997
(IN THOUSANDS)                                ----         ----        ----        ----         ----         ----
Working capital (deficiency)                $(524)      $3,123         $15         $768     $(1,506)       $(886)
Total current assets                          167        4,012       2,120        1,308         931        1,859
Total assets                                1,257        6,853      10,433        8,226       9,872       10,741
Total current liabilities                     691          889       2,105          539       2,438        2,745
Long-term debt (less current maturities)      434          451       2,531          846       2,379        3,217
Stockholders' equity                          132        5,513       5,797        6,841       5,055        4,780


                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The following discussion should be read in conjunction with the Company's Consolidated Financial Statements, including the footnotes for the fiscal period ended December 31, 1996. On June 21, 1996, the Company changed its fiscal year end from March 31 to December 31.

The Company operates five Renaissance Faires in the United States and is engaged in a strategy to develop and acquire additional Renaissance Faires nationwide. The Company's newest Faire opened on May 4, 1996 in Fredericksburg, Virginia, a project which was designed and constructed by the Company. On February 5, 1996, the Company acquired Creative Faires, Ltd., the owner and operator of the New York Renaissance Faire. With its five faires currently drawing close to 750,000 visitors annually, the Company believes that it is the largest operator of Renaissance Faires and Renaissance entertainment events in the United States. The Renaissance Faire is a re-creation of a Renaissance village, a fantasy experience transporting the visitor back into sixteenth century England.

Although the Company was profitable in its fiscal year ended March 31, 1995, it incurred a net loss of ($1,273,671) in the fiscal year ended March 31, 1996, and a net loss of ($1,851,725) for the nine months ended December 31, 1996. In addition, the Company expects to incur a net loss for the fiscal year ending December 31, 1997. The New York and Virginia Faires operated at a loss during 1996. In addition, the Virginia Faire, which ran from April 26, 1997 through June 8, 1997, operated at a loss in 1997. The Company believes both of these Faire's results were adversely affected in 1996 and the Virginia Faire in 1997 by unusually inclement weather in their respective areas. It is typical for a new faire such as the Virginia Faire to operate at a loss for two or more years until it is able to build a significant customer base and awareness of the faire. Due to the fact that the New York Faire was acquired in 1996, the Company had limited ability to affect the operations of this Faire during the 1996 faire season. The Company has hired a new manager for this Faire and has introduced several new entertainment acts and implemented additional promotional efforts for this faire's 1997 season, which began on July 26, 1997 and ended on September 14, 1997. Revenue for the New York Faire increased approximately $200,000 for the 1997 season compared to the 1996 season and the faire is expected to have operated at close to a break even in 1997.

The owner of the site for the Company's Northern California Faire is seeking to develop this site for commercial construction purposes, although the owner's efforts to do so are currently being blocked by pending litigation in which the use of the site for such purposes is being challenged. An extension of the lease for this site for the 1997 faire season has been obtained. While the Company is investigating new sites for the Northern California Faire, there can be no assurance that the Company will be able to secure a new site for this faire for the 1998 or following faire seasons.

The Company is also considering relocation of its Southern California Faire. On November 4, 1996, the Company entered into a non-binding letter of intent with the owner of a site in Pomona, California, which contemplated that the Company would commence operation of the Southern California Faire at that site starting in 1998. Subsequent to the signing of the letter of intent, the owner of the current site for the Southern California Faire indicated that it was willing to enter into a long-term lease for the current site. The ability to enter into a long-term lease for this site increases its value to the Company, as the Company could construct structures on the site and significantly reduce setup costs for the faire. As of the date of this Prospectus, the Company has not decided if it should enter into a long-term lease for the current site or relocate the Faire to the proposed site in Pomona. The Company estimates that the cost of the construction and relocation to the new site would be approximately $2,000,000.

The Company had a working capital deficit ($1,506,284) and ($885,556) as of December 31, 1996 and June 30, 1997, respectively. During the first five months of fiscal 1997, the Company obtained $1,350,000 of additional working capital. While the Company believes that it has adequate working capital to fund anticipated operations for fiscal 1997, it believes it must obtain additional working capital for future fiscal periods. See "LIQUIDITY AND CAPITAL RESOURCES."

PROSPECTIVE INFORMATION

This Prospectus contains certain forward-looking statements and information relating to the Company that are based on the beliefs and assumptions made by the Company's management as well as information currently available to management. When used in this document, the words "anticipate," "believe," "estimate," "expect," and similar expressions, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

RESULTS OF OPERATIONS - SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

Revenues decreased  $420,483 or 8% from $5,306,079 in 1996 to $4,885,596 in
1997. This decrease was primarily the result of a decrease in revenues for the Virginia Faire of approximately $175,000 and a decrease in revenues for the Southern California Faire of approximately $260,000. The decreased revenues for the Virginia Faire were due to unusually inclement weather - six of the seven faire weekends had substantial rain which severely impacted attendance. The decreased revenues for the Southern California Faire were due to being open one less weekend in 1997 than in 1996. Although revenues were down in Virginia, the operating loss was reduced by approximately $190,000, from a loss of approximately $460,000 for the 1996 period to a loss of approximately $270,000 for the 1997 period, through expense control.

Operating expenses (year-round operating costs and corporate overhead) decreased
$1,488,520 or 25%, from $5,944,353 in 1996 to $4,455,833 in 1997.   The primary
causes of this decrease were the $380,000 of goodwill writedown and unusual expenses of a one time nature of approximately $400,000 applicable to the initial start-up of the Virginia Faire included in 1996 results. Additionally, in 1996 the $349,000 rent for the Northern California Faire site was paid and expensed in the second quarter, whereas the rent for this site will be paid and expensed in the third quarter of 1997.

Of the operating expenses, salaries decreased 8%, from $2,189,322 in 1996 to $2,019,519 in 1997, reflecting a reduction of personnel for the 1997 period as compared to the 1996 period.

Advertising expense decreased $198,643, or 22%, from $892,634 in 1996 to $693,991 in 1997. This decrease was due to spending more in 1996 for advertising the first year of the Virginia Faire as well as the utilization of more cost efficient methods of advertising in 1997.

Depreciation and amortization increased 29%, from $266,233 in 1996 to $343,570 in 1997. This increase is primarily the result of depreciation on the approximately $4,000,000 invested in buildings and improvements to the Virginia property. This increase would have been greater had the Company not standardized the depreciable lives used for buildings from a range of between 7 to 30 years in 1996 to 15 years for temporary buildings and 30 years for permanent buildings in 1997.

Other operating expenses (all other general and administrative expenses of the Company) decreased $817,411 or 37%, from $2,216,164 in 1996 to $1,398,753 in
1997. Included in this decrease is the $400,000 of one-time expenses discussed above, incurred in 1996 in connection with the initial start-up of the Virginia Faire. The balance of the decrease is due to management's implementation of a variety of cost saving measures.

As a result of the foregoing, net operating income (before interest charges and other income) increased $1,357,412 from a loss of ($2,758,192) for the 1996 period to a loss of ($1,400,780) for the 1997 period.

A 65% increase in interest expense from $118,795 in 1996 to $196,167 in 1997 resulted from an increase in the Company's borrowing levels throughout the 1997 period as compared to the 1996 period.

Other income/expense increased $513,018, from other expense of ($197,384) in 1996 to other income of $312,634 in 1997. The primary source of the other income in 1997 was the reversal of $309,694 of expense which had been accrued in 1996 for environmental tests and site approval expenses which the Company expected to incur in 1997 with respect to the evaluation of a proposed new site for the Northern California Faire. During the second quarter it became apparent that this site would not be available and that these costs would not be incurred. Subsequent developments also have increased the possibility that the current site for the Northern California faire will be available for the 1998 faire season. Since the Company is not able to determine at this time if it will be required to incur similar site evaluation expenses for another new site or, if it is required to incur such expenses, the amount thereof, it was determined that this accrual should be reversed. The primary source of the other expense in 1996 was the reversal of $200,000 of other income which had been recorded in the quarter ended December 31, 1995. In late 1995, the State of Virginia paid the Company $200,000 which upon initial evaluation was considered income. Upon further review, it was determined that the more appropriate treatment of this amount was as a reduction of fixed assets. The appropriate adjustment in the last quarter of the fiscal year ended March 31, 1996 (which is the first quarter of the calendar year) resulted in the $200,000 charge to other expense.

Combining net operating income with other income/expense resulted in a $1,790,318 increase in net income before taxes, from a loss of ($3,043,916) for the 1996 period to a loss of ($1,253,598) for the 1997 period.

As a result of operating losses for the entire fiscal year ended March 31, 1996 (the Company's fiscal year previously ended March 31), a refund of taxes paid in prior years was available in the 1996 period. This resulted in a credit to Income Taxes of $239,273 for the six-month period ended June 30, 1996.

Net loss to common stockholders decreased $1,551,045, from a loss of ($2,804,643) for the 1996 period to a loss of ($1,253,598) for the 1997 period. Finally, net loss per common share decreased from a loss of ($.34) for the 1996 period to a loss of ($.13) for the 1997 period, based on 8,186,540 weighted average shares outstanding during the 1996 period and 9,531,581 weighted average shares outstanding during the 1997 period.

NINE MONTHS ENDED DECEMBER 31, 1996 COMPARED TO NINE MONTHS ENDED DECEMBER 31, 1995

On June 21, 1996, the Board of Directors of the Company approved a change in the Company's fiscal year from April 1 to March 31 to January 1 to December 31. As a result, the fiscal period ended December 31, 1996 is for a nine-month period, rather than for a full twelve months. In order to make the comparison of the fiscal period ended December 31, 1996 with the prior fiscal year more meaningful, the following discussion compares the results of operations for the fiscal period ended December 31, 1996 to the results of operations for the nine months ended December 31, 1995, rather than to the full fiscal year ended March 31, 1996. See "Selected Financial Data," for information regarding the unaudited results of operations for the nine months ended December 31, 1995, as well as information for the audited fiscal periods ended March 31, 1995 and 1996 and December 31, 1996.

The results of operations of the Company for the nine-month period ended December 31, 1996 reflect the nineteen-day run of the Southern California Faire, the eighteen-day run of the Wisconsin Faire, the fifteen-day run of the Northern California Faire, the seventeen-day run of the New York Faire and the fifteen-day run of the Virginia Faire. The comparable period of 1995 included the same number of days for the Southern California, Wisconsin, and Northern California Faires, but did not include the New York or Virginia Faires. The New York Faire was acquired on February 5, 1996, and although accounted for as a pooling of interest and therefore included in the Company's fiscal year ended March 31, 1996, due to the different fiscal periods for the Company and the New York Faire, the entire twelve-month results of operations for the New York Faire for the year ended December 31, 1995 (the New York Faire's fiscal period) were reflected in the Company's operating results for the January 1, 1996 through March 31, 1996 quarter (the Company's fiscal year end prior to its change on June 21, 1996) and not in the nine-month period ended December 31, 1995. The Virginia Renaissance Faire, which was under construction as of December 31, 1995, did not generate any revenues during the nine-month period ended December 31, 1995. Thus, these financial statements include the results of five operating faires for the period in 1996, but only three faires for the same period in 1995.

Revenue increased from $10,469,824 for the nine-month period ended December 31, 1995 to $14,553,577 for the nine-month period ended December 31, 1996, an increase of $4,083,753 or 39%. The increase in revenues resulted from the additional revenues of $949,304 and $2,360,941 for the Virginia and New York Faires, respectively, for the period ended December 31, 1996, as compared to the same period of 1995. The increased revenues from the new faires were partially offset by a decrease of approximately $500,000 in revenues for the Southern California Faire as compared to the same period of 1995. Management believes that unusually inclement weather in Virginia, New York and Southern California reduced the expected revenues from these faire operations. In addition, the Virginia Faire, as is typical of new faires, operated at a loss in 1996, its first year of operation, and is expected to incur an operating loss in the 1997 faire season. During the 1996 season the Bristol Renaissance Faire revenues increased approximately $500,000 over the 1995 season due, in part, to good weather during each of the nine weekends of this faire. This was the eighth consecutive year that attendance increased at the Bristol faire.

Faire operating expenses (expenses directly related to faire operations, such as rent, grounds maintenance, contract services, contract entertainment, food, beverage and merchandise costs) increased $1,607,464 or 50%, from $3,205,152 in the 1995 period to $4,812,616 in the 1996 period. This increase in expenses resulted from the additional operation of the Virginia and New York Faires for the period ended December 31, 1996, as compared to the same period in 1995, plus higher overall costs related to faire operations. The gross profit, representing operating income from faire operations before overhead expenses, increased 34% from $7,264,672 in 1995 to $9,740,961 in 1996. This increase is attributable to the increased revenues from the Virginia and New York Faires, partially offset by the higher overall costs related to all faire operations.

Operating expenses (year-round operating costs and corporate overhead) increased $4,340,783 or 61%, from $7,153,674 in 1995 to $11,494,457 in 1996. Of these amounts, salaries increased 34% from $3,030,208 in 1995 to $4,048,603 in 1996, representing the expansion of staffing levels resulting from the two additional faires. Depreciation and amortization expense increased 88% from $337,208 in 1995 to $633,819 in 1996. This increase is primarily the result of depreciation on the approximately $3,200,000 investment in buildings and improvements to the Virginia property, as well as the New York Faire, both of which were not included in the same period of 1995. Advertising expenditures increased 142% from $1,036,508 in 1995 to $2,511,973 in 1996, again reflecting the necessary advertising for the two additional faires as well as moderate increases in advertising and rates for the other three faires. Additionally, due to contracting out certain advertising activities previously done by faire personnel, additional advertising expenses of approximately $136,000 were charged to advertising expenses during the 1996 period.

The Company wrote down goodwill applicable to the Southern California Faire by $380,000 in 1996, based on this faire's disappointing performance over the past two operating seasons. The Company recognized as expense in the nine-month period ended December 31, 1996, $450,000 of costs originally expected to be incurred in 1997, which costs are the result of the decision made in 1996 to examine an alternative site for the Company's Northern California Faire. See "GENERAL" above regarding the possible relocation of the Northern California Faire.

Other operating expenses (all other general and administrative expenses of the Company) increased $720,808 or 26%, from $2,749,254 in 1995 to $3,470,062 in
1996. This increase is primarily the result of increased operating expenses (approximately $570,000) resulting from the two additional faires, and also greater overhead costs (approximately $100,000 in the aggregate) at each faire site plus an increase in other corporate activities (approximately $50,000) which support faire operations and pursue new ventures. As a result of the foregoing, net operating income (before interest charges and other income) decreased $1,864,495, from $110,999 in 1995 to a loss of $1,753,496 in 1996.

A 27% decrease in interest income from $94,090 in 1995 to $68,571 in 1996 resulted from a more than 40% decrease in the Company's cash balances during the 1996 period. A 153% increase in interest expense from $100,266 in 1995 to $253,740 in 1996 resulted from increases in the Company's borrowing levels throughout the 1996 period as compared to 1995. Combined net interest expense (interest expense less interest income) reflected an increase of $178,993 for the period, from $6,176 in 1995 to $185,169 in 1996. Miscellaneous expenses decreased from $224,612 in 1995 to $86,940 in 1996. Combining net operating income with other income resulted in a $2,161,159 decrease in net income before taxes, from income of $309,434 in the 1995 period to a loss of $1,851,725 in the 1996 period.

Although the Company incurred a net loss for the entire fiscal year ended March 31, 1996, for the nine-month period ended December 31, 1995, a provision for income tax in the amount of $45,470 was recorded. As a result of the Company's loss for the nine-month period ended December 31, 1996, no income tax expense was recorded.

Net income to common stockholders decreased $2,115,689, from $263,964 net income for the 1995 period to a loss of $1,851,725 for the 1996 period. Finally, net income per common share decreased from $0.03 during the 1995 period to a loss of $.21 for the 1996 period, based on 7,643,702 weighted average number of shares outstanding during the 1995 period and 8,907,049 weighted average number of shares outstanding during the 1996 period.

MARCH 31 FISCAL 1996 COMPARED TO FISCAL 1995

Comparisons of the fiscal year ended March 31, 1996 with the fiscal year ended March 31, 1995 include Creative Faires, Ltd. (owner of the New York Renaissance Faire) acquired February 5, 1996. The acquisition has been accounted for as a pooling of interests, which means that the financial results of Creative Faires, Ltd. have been retroactively merged into those of the Company. Accordingly, the Company's results of operations for fiscal 1995 and fiscal 1996 include the results of Creative Faires. Because the Company's fiscal year previously ended on March 31 and Creative Faires' fiscal year ended on December 31, the income statements of Creative Faires for the fiscal years ended December 31, 1994 and December 31, 1995 have been consolidated into the Company's income statements for the fiscal years ended March 31, 1995 and March 31, 1996, respectively. Results of operations for Creative Faires, Ltd. includes three crafts shows and a Halloween Forest of Fear in addition to the New York Renaissance Faire, although the Faire represents most of its revenue.

The results of operations of the Company for the fiscal year ended March 31, 1996 reflect the nineteen-day run of the Los Angeles Faire, the eighteen-day run of the Wisconsin Faire, the fifteen-day run of the San Francisco Faire, and the seventeen-day run of the New York Faire. The comparable period of fiscal 1995 included the same number of days for Los Angeles, Wisconsin and New York Faires, but included an additional three days for the San Francisco Faire. The Virginia Renaissance Faire, under construction as of March 31, 1996, did not generate any revenues during fiscal 1996. Thus, these financial statements include the results of four operating faires and one faire under construction during fiscal 1996, as against four operating faires during fiscal 1995. As a further note, as a result of the acquisition of the Los Angeles Faire on April 1, 1994, the comparable figures for the 1995 fiscal year do not reflect advance ticket sales and certain prepaid expenses of the Los Angeles Faire which were recognized by the prior owner.

Revenue increased modestly from $12,539,653 for the fiscal year ended March 31, 1995 to $12,810,617 for the fiscal year ended March 31, 1996, an increase of $270,964 or 2%. During fiscal 1995 beverage operations for the Los Angeles and San Francisco Faires were handled by an outside contractor, and accordingly only the fee earned from that contractor was reported as revenue, whereas in fiscal 1996 the Company ran the beverage operation itself and recorded all revenue.

Faire operating expenses (expenses directly related to faire operations, such as rent, grounds maintenance, contract services, contract entertainment, food, beverage and merchandise costs) increased $614,377 or 19%, from $3,212,491 in fiscal 1995 to $3,826,868 in fiscal 1996. This increase is partially due to the inclusion of beverage costs for the Los Angeles and San Francisco Faires, which were not reported during the previous period when handled by an outside contractor, plus higher overall costs related to faire operations. The gross profit, representing operating income from faire operations before overhead expenses, decreased 4% from $9,327,162 in fiscal 1995 to $8,983,749 in fiscal 1996. This decrease is attributable to the shorter run of the San Francisco Faire in fiscal 1996 and growing operating costs which were not offset by increased attendance.

Operating expenses (year-round operating costs and corporate overhead) increased $1,888,568 or 22%, from $8,570,320 for fiscal 1995 to $10,458,888 for fiscal
1996. Of these amounts, salaries increased 17% from $3,474,799 in fiscal 1995 to $4,082,271 in fiscal 1996, representing a modest expansion of staffing levels Company wide. Depreciation and amortization expense increased 42% from $351,215 in fiscal 1995 to $500,203 in fiscal 1996. This increase is largely the result of the Company's increased investment in property and equipment for the expanded Wisconsin Faire, as well as investment in furniture and equipment for the corporate office, which moved to new quarters in April 1995. The approximately $3,200,000 investment in buildings and improvements to the Virginia property were not subject to depreciation in fiscal 1996, because at March 31, 1996 the Virginia Faire had not yet opened. Under accounting rules those assets (categorized on the balance sheet as construction-in-progress) were not yet depreciable. Advertising expenditures increased 28% from $1,211,798 in fiscal 1995 to $1,546,701 in fiscal 1996.

Other operating expenses (all other general and administrative expenses of the Company) increased $797,205 or 23%, from $3,532,508 for fiscal 1995 to $4,329,713 for fiscal 1996. This increase is the result of greater overhead costs at each faire site plus other corporate activities which support faire operations and pursue new ventures. For example, during the 1996 fiscal year, approximately $225,000 was spent developing new products and distribution opportunities. Second, approximately $90,000 in product design costs, which had been capitalized during the 1995 fiscal year, had to be expensed when changing circumstances required a different accounting treatment of that transaction. Third, approximately $160,000 in expenses were incurred searching for and negotiating for the rights to new sites for the Los Angeles and San Francisco Faires. Management believes that those Faires have the potential to be more profitable once they are located on long-term sites with permanent structures, since the substantial costs of re-establishing the faires each season will be eliminated and also, the opportunity for revenue enhancement will improve in conjunction with additional improvements to the property. Fourth, the Company expensed approximately $300,000 in overhead costs during construction of the new site in Virginia, including such costs as salaries, office rent and overhead costs related to overseeing construction. As a result of the foregoing, net operating income (before interest charges and other income) decreased $2,231,981, from $756,842 for fiscal 1995 to a loss of $1,475,139 for fiscal
1996.

A 128% increase in interest income from $48,132 in fiscal 1995 to $109,652 in fiscal 1996 resulted from the investment of cash proceeds from the January 1995 stock offering. Offsetting this was a 159% increase in interest expense from $53,223 in fiscal 1995 to $138,036 in fiscal 1996. The increase was due to a new $1,500,000 mortgage and $250,000 note on the Virginia property, plus a larger mortgage on the Wisconsin property. Combining interest income with interest expense resulted in an increase in net interest expense from $5,091 in fiscal 1995 to $28,384 in fiscal 1996. Miscellaneous expenses (primarily loss on sale of assets) of $28,327 in fiscal 1995 changed to $36,049 in miscellaneous income (rental income and vendor refunds) in fiscal 1996. Combining net operating income with other income resulted in a $2,190,898 decrease in net income before taxes, from income of $723,424 for fiscal 1995 to a loss of $1,467,474 in fiscal 1996.

Since the Company incurred a net loss for the 1996 fiscal year, it applied that loss against taxable income during the previous fiscal year, resulting in a credit of $193,803 in taxes previously booked. The excess in operating losses above what has been applied against the previous year

(approximately $1,400,000) was carried forward to reduce taxable income in future periods. During the 1995 fiscal year, a year of net income, income tax expense of $147,000 was incurred.

Net income to common stockholders decreased $1,806,980, from $533,309 in fiscal 1995 to a loss of $1,273,671 for fiscal 1996. Net income to common stockholders for fiscal 1995 is net of $43,115 paid in dividends on preferred stock. The Company's preferred stock was fully redeemed on January 27, 1995 in conjunction with the public offering, and there has been no preferred stock outstanding since that date. Finally, net income per common share decreased from $0.11 during fiscal 1995 to a loss of $0.16 during fiscal 1996, based on 4,801,044 weighted average number of shares outstanding during fiscal 1995 and 7,824,182 weighted average number of shares outstanding during fiscal 1996.

LIQUIDITY AND CAPITAL RESOURCES

The Company's working capital deficit was narrowed during the six months ended June 30, 1997, from $1,506,284 at December 31, 1996 to $885,556 at June 30,
1997. This improvement resulted from a number of cost reductions implemented by management in order to reduce the Company's working capital requirements and the issuance of $1,000,000 of convertible debentures during the first five months of the year.

The Company's working capital requirements are greatest during the period from January 1 through April 30, when it is incurring start-up expenses for its first faires of the faire season, the Southern California and Virginia Faires. The Company has historically relied upon various revolving credit facilities to meet its working capital requirements during this period. At December 31, 1996, the Company had outstanding $1,000,000 in short-term bank lines of credit borrowings which was the maximum amount available under the lines and did not therefore have any unused credit available for the 1997 faire season. Subsequent to year end, the Company entered into an agreement with the banks which requires the Company to pay these lines from 1997 operations ($300,000 of which was paid in the six-month period ended June 30, 1997, leaving a balance of $700,000). Since December 31, 1996, the Company has also raised $1,000,000 of working capital through the issuance of convertible debentures, of which $250,000 was issued to Charles S. Leavell, Chairman of the Board of Directors of the Company and the balance to Mr. Leavell's father and an unrelated party, and also raised $350,000 of working capital from the sale in April 1997 of the Notes to a number of private investors. The debentures are secured by mortgages on the Company's Wisconsin and Virginia Faire sites, and the Notes are secured by a mortgage on the Company's Wisconsin Faire site. The debentures are convertible into Common Stock at the lesser of $4.50 per share or 70% of the fair market value of the Company's Common Stock, and the Notes are convertible into Common Stock at the lesser of $1.75 per share or 50% of the fair market value for the Company's Common Stock. The debenture holders were also granted warrants to purchase an aggregate of 200,000 shares of the Company's Common Stock at the lesser of $3.00 per share or 70% of the fair market value of the Company's Common Stock.

Management believes that the Company should raise additional working capital in
order to more adequately fund its operations.   During July 1997, the Company
entered into a letter of intent for the sale/leaseback of its Wisconsin and Virginia Faire sites.

Subsequently, the parties determined to limit the transaction to a sale of the Wisconsin faire site for $4,000,000 and to lease this property back to the Company for a period of 20 years with lease payments scheduled to be $400,000 per year during each of the first two years, and increasing to $543,333 per year in years 13 through 20. The Company would have the right to reacquire the property during the term of the lease at an aggregate price of $4,433,333 during the first three years, increasing to $4,900,000 during years 13 through 20. The sale/leaseback transaction further contemplates a security deposit of $666,667 $333,333 of which is to be released in four years and the balance released in eight years. The purchasers of the property will be granted a six-year warrant representing the right to acquire an aggregate of 766,667 shares of the Company's Common Stock at an exercise price of $1 per share. The Company estimates that if the sale/leaseback transaction is completed as contemplated, it will increase the Company's working capital by approximately $1,600,000, which the Company believes would be adequate to fund working capital requirements through at least the fiscal year ending December 31, 1998. Such funds would not, however, be adequate to fund the relocation of the Company's Northern or Southern California Faires. Therefore, even if the sale/leaseback transaction is closed as anticipated, additional capital may be sought through borrowings or from additional equity financing. At this time, the Company does not anticipate any additional borrowings from officers or directors of the Company. The sale/leaseback transaction is scheduled to be completed prior to October 30, 1997. However, the letter of intent is non-binding and there can be no assurance that the transaction will be completed.

Reviewing the change in financial position over the six months, current assets, largely comprised of cash and prepaid expenses, increased from $931,451 at December 31, 1996 to $1,858,947 at June 30, 1997, an increase of $927,496 or
100%. Of these amounts, cash and cash equivalents increased from $374,289 at December 31, 1996 to $784,582 at June 30, 1997. Accounts receivable increased from $99,551 at December 31, 1996 to $126,607 at June 30, 1997. Prepaid
expenses increased from $139,167 at December 31, 1996 to $715,966 at June 30, 1997. This is a normal condition, as these costs represent expenses incurred in advance, on behalf of the Bristol and New York Faires, which are expensed against operations once those Faires are operating.

Current liabilities increased from $2,437,735 at December 31, 1996 to $2,744,503 at June 30, 1997, an increase of $306,768 or 13%. This increase is due to increased indebtedness incurred to cover the Company's operating expenses during the first six months. The current portion of notes payable increased from $1,209,119 at December 31, 1996 to $1,365,338 at June 30, 1997, primarily as the result of the issuance of $350,000 of secured notes as described above. This additional debt was partially offset by payment of $300,000 during the quarter on the Company's bank lines of credit. Of the $1,365,338, $700,000 was due to short-term borrowings on the bank lines of credit, which are to be repaid from operations prior to September 30, 1997, under the terms of an agreement with the banks. Unearned income, which consists of the sale of admission tickets to upcoming faires and deposits received from craft vendors for future faires, increased from $160,588 at December 31, 1996 to $284,430 at June 30, 1997.

Total assets increased from $9,872,349 at December 31, 1996 to $10,741,445 at June 30, 1997, an increase of $869,096 or 9%. Of this amount, the increase in current assets of $927,496 was partially offset by moderate decreases in the other non-current asset categories. Property, plant and equipment (net of depreciation) decreased by $79,597 or 1% from $7,176,755 at December 31, 1996 to $7,097,158 at June 30, 1997 as a result of depreciation of assets for the period. Goodwill, which arose from the purchase of the two California Faires and is being amortized over 15 years, decreased from $620,826 at December 31, 1996 to $595,488 at June 30, 1997 as the result of normal amortization. Other miscellaneous assets (organizational costs and vendor deposits) increased from $253,201 at December 31, 1996 to $274,675 at June 30, 1997.

Total liabilities increased from $4,816,897 at December 31, 1996 to $5,961,053 at June 30, 1997, an increase of $1,144,156 or 24%. Total liabilities at June 30, 1997 include $2,744,503 in current liabilities (discussed above), plus $3,216,550 from the long-term portion of the following loans: an $800,000 mortgage on the Bristol Faire property, a $1,500,000 mortgage on the Virginia Faire property, a $1,000,000 mortgage on the Bristol and Virginia Faire properties and a $250,000 loan for construction of vendor booths in Virginia.

Stockholders' Equity decreased from $5,055,452 at December 31, 1996 to $4,780,392 at June 30, 1997, a decrease of $275,060 or 5%. This decrease resulted from the net loss of ($1,253,598), partially offset by additional contributed capital received as the result of the exercise of 140,292 Class A Warrants at $2.00 per share, the exercise of 68,000 Class B Warrants at $2.625 per share, and the exercise of 111,716 employee stock options at prices ranging from $1.125 to $3.50 per share.

Although inflation can potentially have an effect on financial results, during 1996 and the first six months of fiscal 1997 it caused no material affect on the Company's operations, since the change in prices charged by the Company and by Company's vendors has not been significant.

The Company has no significant commitment for capital expenses during the fiscal year ending December 31, 1997. See "Business - Northern California Renaissance Pleasure Faire and Southern California Renaissance Pleasure Faire" for discussions of the possible relocation of the Company's Northern and Southern California faires.

                                       BUSINESS

OVERVIEW

Renaissance Entertainment Corporation operates five Renaissance Faires in the United States, and is engaged in a strategy to develop and acquire additional Renaissance Faires nationwide. The newest Faire opened on May 4, 1996 in Fredericksburg, Virginia, a project which was designed and constructed by the Company. On February 5, 1996, the Company acquired Creative Faires, Ltd., the owner and operator of the New York Renaissance Faire. With its five Faires currently drawing close to 750,000 visitors annually, the Company believes that it is the largest operator of Renaissance Faires and Renaissance entertainment events in the United States. The Renaissance entertainment industry consists of over 100 separate events of varying size with a Renaissance theme and has an estimated attendance in excess of 4,000,000 visitors annually.

The Renaissance Faire is a recreation of a Renaissance village, a fantasy experience transporting the visitor back into sixteenth century England. This fantasy experience is created through authentic craft shops, food vendors and continuous live entertainment throughout the day, both on the street and the stage, including actors, jugglers, jousters, magicians, dancers and musicians.

STRATEGIC PLAN

The Company's long-term strategic plan is to grow internally as well as through the acquisition of additional Renaissance Faires located throughout the United States. At this time, the Company has no agreements or commitments to acquire additional Renaissance Faires or faire sites.

The Company estimates that there are currently 20 major Renaissance Faires produced in various locations throughout the country each year which are owned by approximately 13 different owner/entities. These Faires are predominantly in major metropolitan areas and in many cases have a history of decades of profitable operation. Because of the fragmented nature of the industry, the Company believes that it has an opportunity to acquire existing major Faire productions as well as develop productions in areas which are not currently serviced.

EXISTING RENAISSANCE FAIRES AND SITES

The Company presently owns and produces five Renaissance Faires: the Bristol Renaissance Faire in Kenosha, Wisconsin, serving the Chicago/Milwaukee metropolitan region; the Northern California Renaissance Pleasure Faire in Novato, California, serving the San Francisco Bay area; the Southern California Renaissance Pleasure Faire in Devore, California serving the greater Los Angeles metropolitan area; the New York Renaissance Faire serving the New York City metropolitan area; and the Virginia Renaissance Faire in Fredericksburg, Virginia, serving the Washington, D.C. and Richmond metropolitan areas.

    The following table shows the attendance, number of vendors and net operating income for the Company's faires during the 1996 and 1995 faire seasons.

                                     Approximate Number
                    Attendance           of Vendors      Net Operating Income
               -------------------   ------------------  ----------------------
                  1995       1996     1995      1996        1995          1996
               --------    -------   -----      -------  --------     ---------

Bristol        165,174    190,604      150       150    $422,544      $987,660
Northern CA    184,444    184,548      150       150           *       352,964
Southern CA    193,761    166,283      150       150           *       745,634
New York       114,403    150,773      100       100       9,179      (301,291)
Virginia             0     60,943        0        50          --      (644,813)
               -------    -------                     ----------    ----------
  Total        657,782    753,151                     $1,163,634    $1,140,154

----------------

* Combined net operating income for the Northern and Southern California faires for the 1995 faire season was $731,911.


BRISTOL RENAISSANCE FAIRE. The Bristol Renaissance Faire is conducted at the Kenosha, Wisconsin site owned by the Company. It has been in existence for 10 years. The Bristol Renaissance Faire is presented annually for nine weekends beginning the last weekend in June and ending the third weekend in August.

The Bristol Renaissance Faire was originally located on 80 acres. In May 1995, the Company purchased an adjacent 80 acres of real estate which in the past it had used under lease, for a purchase price of $850,000. See "Property."

As the site of the Bristol Renaissance Faire is owned, the structures and improvements which have been constructed on the site, including the vendor booths, are permanent. Craft shops and vendor booths are built by the individual craft vendors at their cost. In many cases, vendors invest substantial sums of money in the construction of these shops, which represent permanent improvements and value added to the Company's real estate.

While the Company believes that the property is amenable to some income-producing off-season activity, historically, the Company has only utilized the site for the Renaissance Faire, and the property has been vacant during the off-season. The Company is considering year-round uses which could include campgrounds, a micro-brewery, an Octoberfest and music festivals. To date, however, there exist no agreements, arrangements or other understandings with respect to alternate year-round uses, and there can he no assurance that the Company will be successful in developing any income-producing, off-season activities.

NORTHERN CALIFORNIA RENAISSANCE PLEASURE FAIRE. The Northern Renaissance Pleasure Faire has been held in the San Francisco Bay area for the past 30 years. This Faire is conducted annually for six to seven weekends, typically beginning Labor Day weekend and running through the first or second weekend of October.

The Northern California Faire is located on leased property in Novato, California. The lease is currently on a year-by-year basis. The rent was $350,000 in 1996 and is $300,000 for the 1997 Faire. The Company is investigating new sites for the Faire which, if acceptable and available, will not be available until at least 1998. The Company estimates that it will be required to spend from $800,000 to $1,300,000 for the investigation and development of a new site prior to the opening of the Faire at the site. Due to the time required to locate a site, obtain approval to hold a faire on the site and to prepare the site for a faire, the Company believes it will be difficult to hold this faire on a new site for the 1998 faire season.

In contrast to the permanent structures constructed at the Bristol Renaissance Faire, all structures, including the gates, stages, booths, shops and arenas utilized in the California Renaissance Pleasure Faires are mobile. These props are loaded into the Company's semi-tractor/trailers and transported between the Northern and Southern California Renaissance Faires and, during the off-season, are stored at the Northern Renaissance Faire site. The booths and craft shops utilized by vendors are owned by the individual vendors and moved onto the site for the Faire and then removed by them. The Faire is constructed and removed much in the same way as a circus or traveling carnival.

SOUTHERN CALIFORNIA RENAISSANCE PLEASURE FAIRE. The Southern California Renaissance Pleasure Faire has been conducted for the past 34 years in the Los Angeles metropolitan area. This Faire is held annually for eight weekends beginning the last week of April and ending Mid-June.

The Southern Renaissance Pleasure Faire is held in Glenn Helen Regional Park located near Devore, California. The site is leased from the San Bernardino County Parks and Recreation Department, under a one year lease for the 1997 Faire. Rental under the lease is equal to 3.5% of gross revenues. The Company has the option of leasing the San Bernardino site in the future, but is currently investigating new sites for the Southern Renaissance Pleasure Faire.

The Southern Renaissance Pleasure Faire site is only occupied during the Faire season and must be vacated following completion of the Faire. Accordingly, all structures are mobile and transported to the Northern Renaissance Faire site for storage during the off-season.

Although the Company has operated that Faire during the past three years at a profit, management believes that it will either have to relocate the Faire or obtain a long-term lease for the current faire site in order to improve its profitability in the future. On November 4, 1996, the Company entered into a non-binding letter of intent with the owner of a site in Pomona, California which contemplates that the Company will commence operation of the Southern California Faire at that site starting in 1998. The letter of intent calls for the Company to construct a new village for the Faire. The Company estimates that the cost of such construction would be approximately $2,000,000. The Company would need additional funds from one or more third parties to finance such construction. Following execution of the letter of intent, the owner of the current site for this faire indicated that it would be willing to enter into a long-term lease for the faire site. With a long-term lease, the Company would be able to make permanent improvements to the site and reduce its annual set-up cost for the faire. The Company has not, as of the date of this Prospectus, determined whether it should relocate this faire to the new proposed site in Pomona or enter into a long-term lease for the existing faire site.

NEW YORK RENAISSANCE FAIRE. The Company acquired Creative Faires, Ltd., the owner and operator of the New York Renaissance Faire in February of 1996. The New York Renaissance Faire opened in July 1978 and recreates a 16th century English country Faire on 65 leased acres in Sterling Forest, Tuxedo, New York. Creative Faires, Ltd. also produces Sterling Forest's Forest of Fear as well as other arts and crafts shows in the New York tri-state area. The Company issued 540,000 shares of the Company's Common Stock in consideration for all of the outstanding shares of Creative Faires, Ltd. The Company valued this faire based on the Company's estimate of net operating income which could be achieved under the Company's management, the cost of developing a new faire in the New York metropolitan area and the benefits of having a renaissance faire in the greater New York metropolitan area. Since the faire was acquired during the 1996 faire season, the Company did not have a significant opportunity to affect the results of this faire during the 1996 faire season. A new manager has been hired for this faire and a number of new promotional activities and entertainment acts have been introduced during the 1997 faire season.

VIRGINIA RENAISSANCE FAIRE. The Company's newest Faire is located in Fredericksburg, Virginia on 250 acres of land purchased by the Company in July of 1995 for $925,000. Like the Bristol Faire, this is a permanent facility, which opened for business on May 4, 1996 and operated for seven weekends. All buildings on the property, including performance stages, restaurants, ale stands and craft shops, were designed in a unified style appropriate to the Renaissance period and were constructed by the Company during the year prior to opening. This is the first time the Company has developed a Faire on its own, since all other Faires owned by the Company represented acquisitions of existing businesses. The Virginia Faire, as is typical of new faires, operated at a loss in 1996, its first year of operation, and incurred an operating loss in the 1997 faire season. These losses may continue for one or more future faire seasons until the Company is able to establish a regular customer base and increase the awareness of the faire.

The construction of the Faire was financed with a $1.5 million mortgage, repayable over 15 years at an initial interest rate of 8.65% annually, plus the use of corporate funds. The Company also borrowed $250,000 to finance the construction of buildings for crafts vendors, with repayment over five years at an interest rate of 9.5% annually. Some vendors have paid for their buildings outright, others have utilized the financing provided by the Company, while others rent space with an option to purchase. The Company arranged for vendor financing in order to attract desirable vendors to the new Faire, and to develop a permanent contingent of Faire participants.

Some of the management of the Virginia Faire is handled by employees of the Bristol Faire, including such areas as entertainment and public relations. Although there are currently no other activities scheduled on the property for 1997 other than the Virginia Renaissance Faire, the Company expects to develop other income-producing activities, which may include a Halloween forest of fright, music festivals, Christmas activities and other special events. To date, however, there exist no agreements, arrangements or other understandings with respect to alternate year-round uses.

VENDORS

Approximately 13% of the revenues realized from presenting the Company's Renaissance Faires are generated from the Company's relationships with vendors and craftsmen who sell food and crafts, and offer games and rides. During the 1996 faire season, there were approximately 150 vendors at each of the Bristol, Northern California and Southern California faires, 100 vendors at the New York faire and 50 vendors at the Virginia faire. Typically, there is little turnover in vendors from one faire season to the next. The loss of any one or more vendors would not have a material adverse effect upon a particular faire.

At the Bristol Renaissance Faire site, the vendors and craftsmen are required to construct their shops and booths at their own cost and then occupy the structures on a year-to-year basis for an annual fee of $900. Since the structures are permanent, once built they become the property of the Company and increase the value of the Company's asset at that location.

At the Virginia Renaissance Faire site, shops and booths are constructed by the vendors. All buildings so constructed become a permanent part of the Faire and
are the property of the Company.   All vendors at the Virginia Renaissance Faire
pay the Company a fee of 6% to 15% of gross revenues.

At the Northern and Southern California Renaissance Pleasure Faires, craft shops and booths are owned by the vendors and transported onto the site for the duration of the Faire and then removed. In lieu of a flat fee to participate, vendors at the California Faires pay the Company a fee equal to 15% of their gross revenues.

The decision to charge a flat fee or a percentage of revenues is based on several factors, including the custom of a particular faire and the extent to which vendors must invest in the construction of their booths. The advantage to the Company of the flat fee method is that it is easier to monitor and is more predictable. The advantage to the Company of the percentage method is that the Company may participate to a greater extent as attendance at the faire increases. Vendors occupy their booths and shops pursuant to written lease agreements with the Company which have a term of one year, and require renewal by both the vendor and the Company each year. Under these agreements, each vendor agrees to indemnify and hold harmless the Company from any liability which may arise by virtue of the vendors' activities at the Faire.
Nevertheless, the Company maintains general public liability insurance which also provides coverage for such risks.

REVENUE SOURCES

A Renaissance Faire generates revenues from numerous sources, including gate admissions, beverage sales, parking fees, food sales, craft fees, game fees, camping fees, souvenir sales and sponsorship fees. The following table shows the Company's revenues during the past two faire seasons from each of these activities.

                                          1995               1996
                                      ------------       ------------

Gate Admissions                      $  6,143,974        $  6,443,461
Beverage Revenue                        2,495,423           2,797,683
Parking Revenue                           833,342             808,008
Food Revenue                            1,125,489           1,328,339
Craft Fees                              1,072,043           1,319,805
Game Fees                                 133,327             224,542
Souvenir Revenue                          536,972             724,518
Sponsorship Fees                          121,540             230,020
Camping Fees                              173,688             241,084
Miscellaneous Fees                        171,819             436,117
                                      ------------       ------------
  Total                              $ 12,810,617        $ 14,553,577


GATE ADMISSIONS. Gate admissions are set from $14.00 to $17.50 for adults, $5.95 to $6.95 for children, with children under the age of five admitted free. Discounts for senior's and military personnel are $1.00 to $2.00. Off premises discount ticket sales are available at Cub Foods, K-Mart, Sentry Foods, Shoprite
and Kits Camera.   Discount coupons are available at retail outlets operated by the Company's sponsors, including McDonalds, Subway, White Castle, Vons super markets and Amoco Stations. The Company has a large group sale and advance sale program that provides discounted tickets. Admission provides the guest with all-day continuous entertainment on multiple stages. Major entertainment acts include full contact jousting, falconry, variety acts, sword duels, Shakespearean vignettes and authentic belly-dancing.

BEVERAGE INCOME.  The Company sells beer, wine and soft drinks at each Faire.

PARKING INCOME. The California Faires charge $6.00 per car for regular parking and $10 for preferred close-in parking. The Bristol and New York Faires have preferred parking for $2.00 and $5.00. The Virginia Faire charges $2 for regular parking.

FOOD REVENUE. At the California and New York Faires, all food concessions are run by independent vendors. These vendors pay the Company a commission equal to approximately 15% of their gross revenues. At the Bristol Faire, the Company owns certain high volume food items such as turkey legs, pizza, roast beef and brats (sausages). These items comprise approximately 40% of the total food sales. Additional food items are sold by independent food vendors who pay the Company approximately 15% of their gross revenues. At the Virginia Faire, the Company currently owns all of the food concessions.

CRAFT FEES. Each Faire has from 50 to 150 independent craft vendors who sell their goods to Faire patrons. Most of the craft items are handmade by the artists who often demonstrate the making of their wares at the Faire. The glassblowers and lace-makers are generally very popular. The craft vendors in California pay the Company a fee of approximately 15% of their gross revenue. At the Bristol, New York and Virginia Faires, craft vendors are required to build their own booth or shop, and either pay a flat annual fee or a percentage of their gross income.

GAME FEES. Many games and rides are operated by independent contractors. The Company receives 15% of the gross revenues from these games and rides.

SOUVENIR REVENUE. The sale of souvenir tee-shirts, sweatshirts, beer mugs, books and other high quality merchandise appropriate to the Renaissance era is believed by the Company to represent an area of excellent future opportunity.
It is intended that the Company's products will also be sold through other outlets, such as catalogues, department stores, and on-line via the Company's Internet Web site. There can, however, be no assurance that the Company will be successful in marketing its products and memorabilia through alternative means in the future.

SPONSORSHIP FEES. The Company solicits sponsorship arrangements with major sponsors including Coca-Cola Company, Anheuser-Busch, Inc., Miller Brewing Company, Amoco Oil Company, Eastman Kodak Company, Pepsi Cola Company and Guinness Import Co. The sponsors also participate in joint advertising campaigns.

CAMPING FEES. The Company allows employees and independent vendors limited camping at the Faire sites during the Faire season. The Company provides portable rest room facilities, showers and security for campers. The campers are charged and pay a fee for these services.

MARKETING

The Company markets its Faires as entertainment events for the whole family, which also include shopping and food. Marketing is accomplished through local television and radio stations which, from time-to-time, and, often in conjunction with other advertisers, conduct live broadcasts from the Faires. Supplementing this television and radio advertising, newspapers and billboards provide essential information to the general public regarding the cost of admission, location and times of operation. Artistic brochures and fliers are directed toward groups for advanced sales campaigns.

The Company has also undertaken a "Sponsorship" campaign. Major sponsors have included Eastman Kodak Company, Hyatt Hotels & Resorts, Inc., Coca-Cola Company, Miller Brewing Company, Amoco Production Company and Sentry Foods, Inc. Agreements with such sponsors have included joint advertising, sponsorship fees, and product giveaways.

SEASONALITY AND WEATHER

The Company generates its revenue primarily from the production of Renaissance Faires. Since, at this point, they are exclusively outdoor events, each Faire is scheduled for the time of year most likely to minimize the risks and hazards of inclement weather. With a total of five Faires in various U.S. locations, the Company has been able to extend the period of revenue generation from late April (the start of the Southern California and Virginia Faires) through early October (the end of the Northern California Faire), with the Bristol Renaissance Faire being held during July and August, and the New York Faire during August and September. The spread of Faires over a six-month period, and the geographic spread across the West coast, the East coast and the mid-West, helps to assure that inclement weather in one particular geographic area at any particular time does not adversely threaten the Company's entire source of revenue. It is normal, however, for adverse weather, or even the forecast of adverse weather, to harm the financial results during certain weekends of any particular Faire.

During the period from the middle of October through the third week of April, the Company currently has no material income-generating activity and must meet its working capital requirements from cash flow earned during the Faire season augmented by short-term debt. Creative Faires, Ltd. operates craft shows and the Forest of Fear on the New York site during the fall and spring. The Company plans to continue those events and also to develop fall events at certain of the Company's other Faire sites.

Each Faire is scheduled for a finite period which is determined substantially in advance in order to facilitate advertising and other promotional efforts. Since attendance at each Faire is dependent upon the weather, poor weather conditions can result in substantial declines in attendance and loss of revenues. The Bristol, New York and Virginia faires are open "rain or shine." The Northern and Southern California sites, which have temporary buildings, are closed on rain days. The Company is also vulnerable to severe climatic events which are similarly beyond its control but nevertheless could have a direct and material impact upon the Company's relative success or failure.

COMPETITION

As a promoter and operator of family entertainment events, the Company faces significant competition from other more traditional entertainment alternatives, including amusement parks, theme parks, local and county fairs, and specialty festivals. At each of the markets in which the Company competes, there are many entertainment events which compete for the consumers' entertainment dollars. Many of these entertainment events have attendance and revenues substantially greater than the Company's fairs in such markets. The Company competes on the basis of entertainment value and uniqueness of the Renaissance event. The Company emphasizes its fairs as an activity which appeals to the whole family.

While there are more than 100 annual entertainment events produced in the country with a Renaissance theme, there are only 20 major Renaissance Faire productions operated in major metropolitan areas throughout the country. As families typically do not travel to distant metropolitan areas in order to attend a Renaissance Faire, the Company does not experience direct competition with those other major productions. More significant competition comes from other entertainment alternatives and smaller fair events.

Further, by the very nature of Renaissance Faires and the lack of protection afforded by trademark, service mark and unfair competition laws, there exist few barriers to entry into the industry, and there can be no assurance that other companies with substantially greater resources will not develop competing Faires in the metropolitan areas where the Company has established productions.

INTELLECTUAL PROPERTY

Because of the number of existing Faire productions with Renaissance themes, it is unlikely that the Company will be able to rely upon trademark or service mark protection for the name "Renaissance Faire" in connection with its business. However, the Company did obtain in connection with its acquisition of Living History Center assets an assignment of a California registration of the mark "Renaissance Pleasure Faire" which applies only to the state of California. The Company also has a Virginia service mark for the "Virginia Renaissance Faire." Further, it is possible that the Company could apply for and obtain trademark or service mark registrations on a state level for its other individual Faires, such as "Bristol Renaissance Faire" and other name-specific marks associated with the "Renaissance Faire" description as those names are acquired or developed. While the Company may be able to protect a site-specific name for its productions, the Company does not consider this protection a significant deterrent to the entry of competitors into existing markets, given the limited barriers to such entry.

PUBLIC LIABILITY AND INSURANCE

As a producer of public entertainment events, the Company has exposure for claims of personal injury and property damages suffered by visitors to the Company's Renaissance Faires. To date, however, the Company has experienced only minimum claims which have been resolved quickly without litigation. The Company maintains comprehensive public liability insurance in the amount of $1,000,000 per occurrence and $2,000,000 in the aggregate, which it considers to be adequate against this exposure. Independent vendors operating food concessions, games and rides are required to obtain liability insurance protection, and to provide the Company with proof of such coverage.

GOVERNMENT REGULATION

Since food and alcoholic beverages are sold at the various Faire sites, the Company, its vendors and/or subsidiaries must comply with all applicable rules, regulations and/or ordinances pertaining to the handling and sale of such items. Any material violation of these regulations would subject the Company, its vendors and/or its subsidiaries to the possibility of having necessary food service permits and liquor licenses revoked. Material violations may also result in penalties and fines being assessed against the Company. The Company must also comply with all state and federal labor laws and regulations, including all minimum wage and overtime provisions.

The Company believes that it is in compliance with all such laws, and does not anticipate that any existing law will have a material adverse impact upon the proposed business and operations of the Company. Although future compliance cannot be assured in the event of future changes in such laws or the addition of regulations governing the proposed business and operations of the Company, the Company will, at all times, endeavor to take all feasible and required actions necessary to maintain compliance with such laws.

EMPLOYEES

The Company presently has 16 full-time employees working in its Colorado headquarters. Each Faire has its own full-time staff as well as seasonal and part-time employees who are engaged during the Faire presentation. The Bristol Faire has 6 full-time employees, the California Faires have 12 full-time employees, the New York Faire has 6 full-time employees and the Virginia Faire has 6 full-time employees.

During Faire presentations, there are over 100 street actors interacting with Faire patrons at any given time, with over 1,000 seasonal employees and volunteers. The Company trains its professional street actors, who perform under contract with the Company for a fixed fee. In addition, the Company invites numerous apprentice actors and actresses to its training programs to perform during the Faire on a volunteer basis. Only after an actor or actress has gained a particular proficiency are they invited to become a fully-paid contract actor for the Company.


LEGAL PROCEEDINGS

    From time to time, the Company is a party to legal proceedings arising in the ordinary course of business. On June 5, 1997, Carl Jablonski, a former employee of the Company, commenced an action against the Company, Charles S. Leavell, Chairman of the Board of Directors of the Company, Howard C. Hamburg, a Vice President of the Company, and Duke & Co., Inc. in Superior Court of the State of California in and for the County of Marin alleging breach of implied contract of employment, breach of the covenant of good faith and fair dealing, promissory estoppel, negligent misrepresentation, unlawful discrimination based on age and intentional and negligent infliction of emotional distress. The complaint seeks damages, including punitive damages, in an unspecified amount.


PROPERTY

The Company's corporate headquarters are located at 4410 Arapahoe Avenue, Suite 200, in Boulder, Colorado. This property measures 3,868 square feet and is currently leased at $7,854 per month, with increases of 5% per annum each November 1, expiring October 31, 2001. The Company considers these offices to be suitable for its needs for the duration of the lease term. The Company has an option to renew the lease for an additional five year period.

The Company owns approximately 160 acres in Kenosha County, Wisconsin, which is home to the Bristol Renaissance Faire. The land is subject to mortgages in the original aggregate principal amount of $1.95 million. On April 11, 1997, the outstanding balance was $1.7 million, with $200,000 due on June 30, 1997, $250,000 due on July 31, 1997, $300,000 due on August 31, 1997, $100,000 due on
September 1, 1997, $150,000 due on September 30, 1997, $50,000 due on each of March 31, June 30 and September 30, 1998 and the balance of $550,000 due on December 31, 1998. The June 30, July 31, August 31, September 1 and September 30, 1997 payments have been made, leaving a balance owed at September 30, 1997 of $700,000. The interest rates for these mortgages are 2% per annum over the lenders prime rate.

The Company has leased the property where the Northern California Renaissance Pleasure Faire is held, located at 1410 Highway 37, Novato, California 94945. Office quarters for all California personnel is included in the overall lease covering the Faire site, which expires at the end of the 1997 faire season. See "Business--Existing Renaissance Faires and Sites--Northern California Renaissance Faire."

The New York Faire is operated on 65 acres of leased land in Tuxedo, New York. This lease expires December 31, 2000. The Company also leases offices in New York City.

On July 27, 1995, the Company acquired approximately 250 acres of land in Stafford County, Virginia, for a purchase price of $925,000. The funds for this purchase were provided from the proceeds of a sale of the Company's Common Stock early in 1995. This property houses the Virginia Renaissance Faire. The construction of the Faire was financed with a $1.5 million mortgage, repayable over 15 years at an initial interest rate of 8.65% annually, plus the use of corporate funds. The Company also borrowed $250,000 to finance the construction of buildings for crafts vendors, with repayment over five years at an interest rate of 9.5% annually.


                                      MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Name, position with the Company, age of each Director or officer, and the period during which each Director has served are as follows:

                                                                  Director
  Name                  Age     Position                           Since
  ----                  ---     --------                           -----

   Charles S. Leavell   55      Chairman of the Board of           1993
                                Directors & Chief Executive
                                Officer

   Sanford L. Schwartz  47      Director                           1993

   Robert M. Geller     44      Director                           1994

   Gregg Adam Thaler    31      Director                           1996

   Dean Petkanas        33      Director                           1996

   J. Stanley Gilbert   59      President and Chief Operating      --
                                Officer

   James R. McDonald    51      Chief Financial Officer            --

   Howard Hamburg       60      Vice President                     --

   Kevin Patterson      36      Vice President                     --

   Gloria Constantin    46      Secretary                          --

   Sue Brophy           41      Controller                         --


    CHARLES S. LEAVELL was elected Chief Executive Officer effective June 20, 1996. From April 1993 to March 31, 1995, he was Chief Executive Officer, and from April 1, 1995 to present he has served as Chairman of the Board of the Company. From 1988 to present, Mr. Leavell has served as President and Chairman of the Board of Leavell Management Group, Inc. and Ellora Corporation. In that capacity, he has acquired, developed, and managed numerous ventures, including the Bristol Renaissance Faire; the 4UR Guest Ranch in Creede, Colorado, a 3,000 acre luxury ranch; and South Meadow, an exclusive 96 unit single family development in Boulder, Colorado. Prior to his affiliation with Leavell Management Group and Ellora Corporation, Mr. Leavell worked with Columbia Pictures in Los Angeles, California, where he was producer of the feature film, "The Quick and the Dead," about Grand Prix automobile racing, and was the executive producer of another film, "Evil Ways," about street gangs in East Los Angeles. Mr. Leavell also produced a rock musical for the stage entitled "Goosebumps." Mr. Leavell currently sits on the Board of Directors of The Leavell Company and CK Properties, L.C., of El Paso, Texas, both of which are real estate development and management corporations with extensive holdings in apartments and office buildings. Mr. Leavell's former affiliations include Board of Directors of the Denver International Film Festival, Denver, Colorado, and Vice-Chair of Colorado Venture Capital Corporation, a regional investment firm. Mr. Leavell graduated from Stanford University in 1965 with a Bachelor of Arts degree in history.

    SANFORD L. SCHWARTZ has been a Director of the Company since April, 1993. Mr. Schwartz has been a founder, senior executive or director of nine publicly-traded companies over the last nineteen years. From 1992 to present, Mr. Schwartz has been the Chairman of Creative Business Strategies, Inc. ("CBSI"), a business consulting firm. Prior to starting CBSI, Mr. Schwartz was, from 1989 to 1991, Chief Executive Officer of HealthWatch, Inc., a publicly-traded medical equipment manufacturer. Mr. Schwartz serves on the Board of Directors of HealthWatch, Inc.

    ROBERT M. GELLER has been a Director of the Company since April 1, 1994.
He served as Chief Financial Officer of Online System Services, Inc., a provider of internet services, from March 1995 to October 1996. Mr. Geller has also served as the President of The Growth Strategies Group, a consulting firm specializing in executive/board services for emerging growth companies since August 1991. From April, 1990 to July, 1991, he was Executive Vice-President for HealthWatch, Inc., a publicly-traded medical equipment manufacturer. Mr. Geller is currently a director of Armanino Foods of Distinction, Inc. and Online System Services, Inc., publicly-held corporations, and Integral Peripherals, Inc., Requisite, Inc., and Chernow Communications, Inc., all privately-held corporations. Mr. Geller graduated from the University of Colorado Business School, summa cum laude, with a Bachelor of Science degree in finance and organizational behavior in 1976.

    GREGG ADAM THALER was elected a director of the Company in 1996. He has been president of Duke & Company, Inc., a New York investment banking firm since 1993. In 1993 he was a sales manager for Corporate Securities of Los Angeles, California, and from 1992 -

1993, he was a sales manager for HJ Meyers & Company, also of Los Angeles. From 1989 to 1992, Mr. Thaler was a broker and analyst with Stratton Oakmont of Lake Success, New York, a broker/dealer. Mr. Thaler graduated with honors from the University of Michigan in 1987, with a Bachelor of Arts degree in Political Science.

    DEAN PETKANAS was elected a director of the Company in 1996. He has been President of Briarwood Investment Counsel, a broker/dealer registered with the
National Association of Securities Dealers since 1981.   From 1992 to 1994, Mr.
Petkanas was Director of Corporate Finance for Kensington Wells, Inc. of New York. From 1989 to 1992, he served as a Vice President of Corporate Finance and Assistant Director of Research for Stratton Oakmont of Lake Success, New York, a broker/dealer.

    J. STANLEY GILBERT became President and Chief Operating Officer in January, 1997. In 1996 Mr. Gilbert was a Vice President of the Company and he managed the Bristol Renaissance Faire from 1988 until 1996. Prior to that he worked in the commercial banking field in senior management. Prior to that, he was senior vice president of Cinema America, a film and video production company. Mr. Gilbert is the president of Just in Jest, Inc., an art studio featuring Renaissance and fantasy handmade sculptures, whose works have been displayed in galleries and museums, including the Delaware Museum of Fine Art. Mr. Gilbert has served as a board member of the Kenosha Area Convention and Business Bureau. He holds a degree in Business Administration.

    JAMES R. MCDONALD became Chief Financial Officer of the Company in November, 1996. From August, 1996 until October, 1996, he served as Chief Financial Officer of Mountain Solutions, a personal communications services company. From January, 1994 until August, 1996, Mr. McDonald was Controller of Omnipoint Corporation, another personal communications services company. Mr. McDonald also was a principal of James R. McDonald, CPA, from August, 1991 until December, 1993. Mr. McDonald received a Bachelor of Science degree in Accounting from California State University at Fullerton in 1978, and a Masters of Business Administration in Finance from Loyola University of Chicago in 1980.

    HOWARD HAMBURG was Chief Operating Officer of the Company from April 1, 1994 to June 20, 1996, at which time he was elected a Vice President of the Company. From 1989 to March 31, 1994, Mr. Hamburg served as Treasurer and Planning Director of the Living History Centre, Inc., a California non-profit, public benefit corporation and producer of the California Renaissance Pleasure Faires. In addition to his work with LHC, Mr. Hamburg served, from 1990 to 1993, as Vice-President of the Patent Protection Institute, Inc., an intellectual property licensing and royalty recovery corporation. Mr. Hamburg graduated from New York City Community College in 1957 with an AA degree in Engineering. In 1969 Mr. Hamburg received a Bachelor of Arts degree in social science from California State University at Sonoma.

    KEVIN PATTERSON, General Manager of RPFI since April 1, 1994, has 18 years experience in the administration and production of Renaissance Faires. From 1993 to 1994 he served as Vice President & Assistant General Manager of the Living History Center, a non-profit public benefit corporation which previously produced the California Renaissance Pleasure Faires. Mr.

Patterson served as Production Manager of The Living History Centre in 1992, as Community Outreach Director during 1989 to 1992, and in other positions with the organization continuously since 1977. Mr. Patterson holds a B.A. degree in Economics from Moorpark College and attended the B.S.M. program at Pepperdine University. He is a founding Board Member of the Historic Oaks Foundation and the St. Andrew's Society of San Francisco.

    GLORIA CONSTANTIN has been Secretary of the Company since 1993. She has also been in-house Investor Relations since 1993. From 1991 to 1993, she was employed by Leavell Management Group, Inc. Ms. Constantin holds degrees in English and Theatre, and is an honors graduate of the Denver Paralegal Institute.

    SUE BROPHY has been Controller of the Company since August, 1995. From 1994 until 1995, Ms. Brophy was employed by Clifton, Gunderson & Co., a public accounting firm in accounting services. From 1990 to 1993, she was self-employed. From 1991 to 1992, she was an accountant with Rigden, Inc., a software development company.

    Each Director is elected to serve for a term of one year and until the next Annual Meeting of Shareholders or until a successor is duly elected and qualified.

EXECUTIVE COMPENSATION

The following table sets forth certain information for the Company's fiscal periods ended December 31, 1996 (D1996), March 31, 1996 (M1996) and 1995 (M1995)
regarding compensation earned by or awarded to the Company's chief executive officer and the other executive officers whose total annual salary and bonus exceeded $100,000 (the "Named Executive Officers").

                                       TABLE I

                              SUMMARY COMPENSATION TABLE


                                                                         Long Term Compensation
                                                                   ----------------------------------
                                Annual Compensation                         Awards            Payouts
                            -------------------------------------------------------------------------

                                                         Other                                              All
                                                         Annual    Restricted                              Other
Name and                                                Compen-       Stock                    LTIP       Compen-
Principal                      Salary       Bonus        sation      Award(s)    Options/    Payouts      sation
Position            Year        ($)          ($)         ($)(1)         ($)        SARs        ($)          ($)
------------------------------------------------------------------------------------------------------------------
Charles S.
Leavell
 Chairman,         D1996          -0-         -0-          -0-         -0-          -0-         -0-          -0-
 CEO and           M1996          -0-         -0-    $48,000(1)        -0-          -0-         -0-          -0-
 President         M1995      $92,000     $23,894          -0-         -0-          -0-         -0-          -0-

Miles
Silverman,
 CEO               D1996      $95,147         -0-          -0-         -0-          -0-         -0-          -0-

 President         M1996     $131,442         -0-          -0-         -0-          -0-         -0-          -0-
                   M1995      $80,000     $28,894          -0-         -0-       80,000         -0-          -0-

Howard Hamburg,    M1995      $78,182         -0-          -0-         -0-          -0-         -0-          -0-
COO,VP             D1996     $114,391         -0-          -0-         -0-          -0-         -0-          -0-
                   M1996      $84,359         -0-          -0-         -0-       30,000         -0-          -0-

(1) Includes $48,000 received under a Consulting Agreement that terminated March 31, 1996.

(2) All executive officers of the Company participate in the Company's group health insurance plan. However, no Named Executive Officer received perquisites and other personal benefits which, in the aggregate, exceeded the lesser of either $50,000 or 10% of the total of annual salary and bonus paid during the respective years.

OPTIONS GRANTED DURING FISCAL 1996

During the Company's fiscal period ended December 31, 1996, no options were granted to Named Executive Officers

AGGREGATED OPTION EXERCISES DURING FISCAL 1996 AND FISCAL YEAR-END OPTION VALUES

The following table provides information related to the number and value of options held by the Named Executive Officers as of December 31, 1996. The Company does not have any outstanding stock appreciation rights.

                                                                             Value of Number of      Unexercised
                                                                                Unexercised         In-the-Money
                                                                              Options/SARs at        Option/SARs
                                                                                FY-End (#)         at FY-End($)(1)
                               Shares Acquired           Value Realized        Exercisable/          Exercisable/
Name                           on Exercise (#)                 ($)             Unexercisable        Unexercisable
----------------------------------------------------------------------------------------------------------------------

Charles S. Leavell                  -0-                     $-0-                      0/0                    $0/$0
Miles Silverman                     -0-                     $-0-                      0/0                    $0/$0
Howard Hamburg                      -0-                     $-0-            84,266/30,000         $296,502/$67,500

(1) The value of unexercised options is determined by calculating the difference between the fair market value of the securities underlying the options at fiscal period end and the exercise price of the options.

EMPLOYMENT AGREEMENTS

The Company has Employment Agreements with several of its executive officers and key employees, the material provisions of which are summarized as follows:

    HOWARD HAMBURG. Effective April 1, 1994, the Company entered into an Employment Agreement with Mr. Hamburg as Treasurer of Renaissance Pleasure Faires, Inc. Effective April 28, 1995, Mr. Hamburg was also appointed the Company's COO. Effective June 20, 1996, Mr. Hamburg resigned as COO and was appointed a Vice President. The current Employment Agreement, which supersedes the agreement dated April 1, 1994, has a term of one year from the date of termination notice from the Company. His current annual salary is $110,250.

    KEVIN PATTERSON. Effective April 1, 1994, the Company entered into an Employment Agreement with Mr. Patterson as Chief Executive Officer of
Renaissance Pleasure Faires, Inc.   Effective August 29, 1994, Mr. Patterson was
also appointed a Vice President of the Company. The current Agreement, which supersedes the agreement dated April 1, 1994, has a term of one year from the date of termination notice from the Company. His current base salary is $78,750.

     BARBARA HOPE. On February 5, 1996, the Company entered into an Employment Agreement with Ms. Hope as an officer of Creative Faires, Ltd. in connection with the acquisition of Creative Faires, Ltd. The Agreement has a term of two years, subject to termination only for cause, and provides for a base salary of $100,000, with bonuses and salary increases payable at the discretion of the Company. Ms. Hope and Mr. Gaiti are in charge of the Company's faire merchandise program.

    DONALD C. GAITI. On February 5, 1996, the Company entered into an Employment Agreement with Mr. Gaiti as an officer of Creative Faires, Ltd. in connection with the acquisition of Creative Faires, Ltd. The Agreement has a term of two years, subject to termination only for cause, and provides for a base salary of $100,000, with bonuses and salary increases payable at the discretion of the Company. Ms. Hope and Mr. Gaiti are in charge of the Company's faire merchandise program.

DIRECTOR COMPENSATION

During the fiscal period ended December 31, 1996, Directors, other than Mr. Geller and Mr. Leavell, received no cash compensation for their services as such, however they were reimbursed for their expenses associated with attendance at meetings or otherwise incurred in connection with the discharge of their duties as Directors of the Company. During July 1997, the Board of Directors authorized the granting of options to outside directors representing the right to acquire up to 40,000 shares for each year that a director serves on the Board. These options are to be granted in lieu of cash compensation. Directors who are also executive officers of the Company receive no additional compensation for their services as Directors.

GELLER AGREEMENT

Effective April 1, 1994, the Company appointed Robert M. Geller to serve as a director of the Company and entered into an agreement with him pursuant to which the Company agreed to include his name on the slate of nominees to be elected to serve as directors of the Company, and Mr. Geller consented to the inclusion of his name as a nominee through the 1996 annual meeting of shareholders. Pursuant to the terms of the agreement, Mr. Geller was granted non-qualified options exercisable to acquire up to 83,333 shares of the Company's Common Stock at an exercise price of $2.25 per share. Further, the Company has agreed to pay him $300 for each Board of Directors meeting he attends and to reimburse him for out-of-pocket expenses incurred in connection with attending those meetings.
The Company has also agreed to reimburse Mr. Geller for his out-of-pocket expenses incurred in connection with his services rendered as a consultant to the Company for which he also receives $75 an hour. Under this agreement, Mr. Geller received $30,137 in the 1996 fiscal year and $9,421 in the nine-month period ended December 31, 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Geller, Schwartz and Leavell. Mr. Leavell, who is Chief Executive Officer and a director of the Company, participates in all discussions and decisions regarding salaries, benefits and incentive compensation for all employees of the Company, except discussions and decisions relating to his own salary, benefits and incentive compensation.

                                 CERTAIN TRANSACTIONS

CONVERTIBLE DEBENTURES

During May 1997, the Company raised $1,000,000 through the issuance of convertible debentures, of which $250,000 principal amount was issued to Charles
S. Leavell, Chairman of the Board of Directors of the Company, and the balance to Mr. Leavell's father and an unrelated party. The investments by Mr. Leavell and his father were made through the conversion of short-term loans they had made to the Company earlier in fiscal 1997. The debentures are secured by mortgages on the Company's Wisconsin and Virginia faire sites and are convertible into Common Stock at the lesser of $4.50 per share or 70% of the fair market value of the Company's Common Stock at the time of conversion. The debenture holders were also granted warrants to purchase an aggregate of 200,000 shares of the Company's Common Stock at the lesser of $3.00 per share or 70% of the fair market value of the Company's Common Stock at the date of exercise of the warrants.

CBSI CONSULTATION AGREEMENT

Sanford L. Schwartz was elected to serve as a member of the Company's Board of Directors in April, 1993. Mr. Schwartz is President, Director and a principal stockholder of Creative Business Strategies, Inc., ("CBSI"), a business consulting firm. The Company had a Consultation Agreement with CBSI which expired December 31, 1996, pursuant to which CBSI performed financial and public relations services for the Company and assisted the Company in the evaluation of acquisition candidates, including Creative Faires, Ltd. In consideration of those services, the Company paid CBSI a fee of $4,500 per month and $200 per hour for services rendered in excess of 20 days per month. A total of $36,000 was paid to CBSI during the nine months ended December 31, 1996, pursuant this agreement.

CREATIVE FAIRES, LTD. AGREEMENT

On February 5, 1996, the Company, its newly-created and wholly-owned subsidiary Cfaires Acquisition Corp., Creative Faires, Ltd., and Barbara Hope and Donald C. Gaiti, the sole shareholders of Creative Faires, Ltd., entered into an Agreement and Plan of Merger pursuant to which Cfaires Acquisition Corp. was merged with and into Creative Faires, Ltd. In connection with the merger, Ms. Hope and Mr. Gaiti who are married to each other, received an aggregate of 540,000 shares of the Company's Common Stock, and the Company became the sole shareholder of Creative Faires, Ltd. The Company also agreed to employ Mr. Gaiti and Ms. Hope as officers of Creative Faires, Ltd. for two-year periods. The market value for the 540,000 shares of Common Stock at the time of the transaction was $3,071,250. The shares were "restricted" shares as defined in Rule 144 promulgated by the Securities and Exchange Commission.

The Company believes that the foregoing transactions were on terms as favorable to the Company as could have been obtained from non-affiliated parties.

                                PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock, as of September 1, 1997, by:
(i) each of the directors of the Company, (ii) all officers and directors of the Company as a group, and (iii) holders of 5% or more of the Company's Common Stock. Each person has sole voting and investment power with respect to the shares shown, except as noted.


Name and Address                                           Percent of
of Beneficial Owner                  Number of Shares      Class (1)
-------------------                  ----------------       ---------

Charles S. Leavell                   1,259,374 (2)         13.1%
1881 Ninth Street, Suite 319
Boulder, Colorado 80302

Legacy Fund, LLC                       900,000 (3)          8.5%
4900 Woodway
Suite 650
Houston, Texas 77056

Robert M. Geller                       226,666 (4)          2.3%
1402 Kalmia
Boulder, Colorado 80304

Sanford L. Schwartz
5353 Manhattan Circle, #201
Boulder, Colorado 80303                  6,350 (5)            *

Gregg Adam Thaler
909 Third Avenue; 7th Floor
New York, NY  10022                          0                *

Dean Petkanas
100 Store Hill Road
Old Westbury, NY  11568                      0                *

All Directors & Officers as a Group
(Nine [9] Persons)                   2,920,130 (6)         29.6%


  * Less than one percent

(1) Shares not outstanding but deemed beneficially owned by virtue of the individual's right to acquire them as of September 1, 1997, or within 60 days of such date, are treated as outstanding when determining the percent of the class owned by such individual and when determining the percent owned by the group.

(2) Includes 880,000 shares of Common Stock held of record by Leavell Management Group, Inc., a controlled corporation of Mr. Leavell who would be deemed to exercise the voting and investment power with respect to the securities held by LMG. 133,334 shares of Common Stock held of record by LMG are subject to an option granted in favor of Mr. Leavell, exercisable at a price of $.937 per share. Mr. Leavell disclaims beneficial ownership of the securities held by LMG for purposes of Section 16 under the Exchange Act.

(3) Represents shares issuable upon conversion of Notes at an assumed conversion price of $.25 per share. See "Description of Securities -- Convertible Secured Notes."

(4) Includes non-qualified options to purchase 166,666 shares of Common Stock at an exercise price of $1.125 per share and non-qualified options to purchase 60,000 shares of Common Stock at an exercise price of $3.50 per share.

(5) Includes 6,350 shares owned by Creative Business Strategies, Inc., a corporation of which Mr. Schwartz is an officer, director and shareholder.

(6) Includes 226,666 shares issuable upon exercise of stock options exercisable within 60 days of September 1, 1997.


                              DESCRIPTION OF SECURITIES

GENERAL

The Company is authorized to issue 51,000,000 shares of capital stock, including 50,000,000 shares of Common Stock, $.03 par value, and 1,000,000 shares of Preferred Stock, $1.00 par value. As of September 1, 1997, there were 9,636,262 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

COMMON STOCK

No share of Common Stock is entitled to preference over any other share of Common Stock, and each share of Common Stock is equal to every other share of Common Stock in all respects. Holders are entitled to one vote for each share of Common Stock held of record at each meeting of the shareholders, and to receive dividends when and as declared by the Board of Directors. To date, the Company has not paid cash dividends. There is no cumulative voting for the election of directors. Accordingly, the owners of a majority of the shares of Common Stock outstanding may elect all of the directors to be elected by the holders of the Common Stock, if they choose to do so, and the owners of the balance of such shares would not be able to elect any directors. The holders of Common Stock do not have preemptive rights. The shares of Common Stock offered hereby will be, upon issuance, fully paid and non-assessable.

PREFERRED STOCK

The Board of Directors is authorized to issue up to 1,000,000 shares of Preferred Stock, in any one or more classes or series, to fix the dividend, redemption, liquidation, retirement, conversion, voting and other preference rights for such shares, and to issue options and warrants for the purchase of such shares, on such terms and for such consideration as the Board may deem appropriate without further shareholder action. Such additional shares may have disproportionately higher voting rights or class voting rights, may be convertible into shares of Common Stock, and may rank prior to the Common Stock as to payment of dividends or the distribution of assets upon liquidation or dissolution. The Board of Directors, without shareholder approval can issue shares of Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. Currently, no shares of Preferred Stock are outstanding and the Company does not have plans to issue any Preferred Stock.

CONVERTIBLE SECURED NOTES


During April 1997, the Company issued $350,000 principal amount of its 10% Convertible Secured Notes due October 31, 1997 (the "Notes"). The Notes are secured by a mortgage on the Company's faire site in Wisconsin and are convertible into shares of the Company's Common Stock at the lesser of $1.75 per share or 50% of the market value of the Company's Common Stock at the time of conversion. In connection with the proposed sale/leaseback transaction, the mortgage is to be transferred to the Company's Virginia faire site and the due date extended to October 31, 1999. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - LIQUIDITY AND CAPITAL RESOURCES."


TRANSFER AGENT AND REGISTRAR

Corporate Stock Transfer, Denver, Colorado, has been appointed as the Transfer Agent and Registrar for the Common Stock and the A and B Warrants.


                                 SELLING SHAREHOLDERS

    The following table sets forth the number of shares of the Company's Common Stock to be offered by the Selling Shareholder named herein, and, as of September 1, 1997, the number and percentage of shares beneficially owned prior to and following completion of the offering made hereby.



                                                             Shares Offered
        Name                         Prior to Offering      Pursuant to this               After Offering
        ----                         -----------------                                     --------------
                                   Number (1) Percentage      Prospectus(1)         Number           Percentage
                                   ---------------------      -------------         ------           ----------
Legacy Fund, LLC                       900,000 8.5%             900,000             (0-)                (0-)

Davstar II Managed
Investments Corp. NV                   300,000 3.0%             300,000             (0-)                (0-)

                                         -46-


Grand Avenue Partners                  200,000 2.0%             200,000             (0-)                (0-)

Creative Business
Strategies, Inc. (2)                   6,350 *                  6,350               (0-)                (0-)

-------------
*  Less than one percent

    (1) For Legacy Fund, LLC, Davstar II Managed Investment Corp. NV and Grand Avenue Partners, the number of shares included in the table represent the number of shares it is estimated would be issued upon conversion of Notes owned by such persons. The Notes are convertible into shares of the Company's Common Stock at the lesser of $1.75 per share or 50% of the market value for the Company's Common Stock at the time that the Notes are converted. The information included in the table is based upon an assumed conversion price of $.25.

    (2) Sanford L. Schwartz, a director of the Company, is an officer, director and major shareholder of Creative Business Strategies, Inc.


                                 PLAN OF DISTRIBUTION

    The Shares offered by the Selling Shareholders may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest of the Selling Shareholders, at their sole discretion. Such sales may be made on the NASDAQ Small Cap Market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares offered by the Selling Shareholders are not being underwritten.

    In general, the Shares may be sold by one or more of the following means:
(a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange (if the securities are then listed on an exchange); (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; or (e) other securities transactions. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. No commissions or other fees shall be payable by the Company to any broker or dealer in connection with this offering. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. The Company will pay the expenses of this offering, estimated at $25,000.

                                    LEGAL MATTERS

    The legality of the Common Stock will be passed upon for the Company by the firm of Gray, Plant, Mooty, Mooty & Bennett, P.A.


                                       EXPERTS

    The audited financial statements of the Company for the fiscal periods ended December 31, 1996 and March 31, 1996, which are included herein have been examined and reported on by Schumacher and Associates, Inc., as indicated in their reports with respect thereto, and are incorporated by reference, in reliance upon the authority of said firm as experts in accounting and auditing.

                                AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, and inspected at the Commission's regional offices at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding the Company at http://www.sec.gov.

    The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered hereby. This Prospectus omits certain information included in such Registration Statement. For further information about the Company and its securities, reference is made to such Registration Statement and to the exhibits filed as part thereof or otherwise incorporated therein. Each summary in this Prospectus of information included in the Registration Statement or any exhibit thereto is qualified in its entirety by this reference to such information or exhibit.

                        RENAISSANCE ENTERTAINMENT CORPORATION
                             AND CONSOLIDATED SUBSIDIARY

                          CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                     Page

    Report of Independent Certified Public Accountants                                               F-2

    Audited Financial Statements:

         Consolidated Balance Sheets                                                                 F-3

         Consolidated Statements of Operations                                                       F-5

         Consolidated Statement of Changes in Stockholders' Equity                                   F-6

         Consolidated Statements of Cash Flows                                                       F-8

         Notes to Consolidated Financial Statements                                                  F-9

    Consolidated Balance Sheet as of June 30, 1997 (unaudited)                                      F-28

    Consolidated Statements of Operations for the six months ended June 30, 1997
      and 1996 (unaudited)                                                                          F-29

    Consolidated Statements of Cash Flows for the six months ended June 30, 1997
      and 1996 (unaudited)                                                                          F-30

    Notes to Financial Statements (unaudited)                                                       F-31

                  REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Renaissance Entertainment Corporation
 and Consolidated Subsidiary

We have audited the combined balance sheet of Renaissance Entertainment Corporation and Consolidated Subsidiary as of March 31, 1996 and December 31, 1996 and the related consolidated statements of operations and changes in stockholders' equity, and cash flows for the nine month period ended December 31, 1996 and for the years ended March 31, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Renaissance Entertainment Corporation and Consolidated Subsidiary as of March 31, 1996 and December 31, 1996 and the combined results of operations, changes in stockholders' equity and cash flows for the nine period ended December 31, 1996 and the years ended March 31, 1995 and 1996 in conformity with generally accepted accounting principles.





Schumacher & Associates, Inc.
Certified Public Accountants
12835 E. Arapahoe Road
Tower II, Suite 110
Englewood, CO 80112

March 31, 1997

                        RENAISSANCE ENTERTAINMENT CORPORATION
                             AND CONSOLIDATED SUBSIDIARY

                              CONSOLIDATED BALANCE SHEET

                                        ASSETS

                                                      March 31,   December 31,
                                                        1996           1996
                                                   -------------   ------------
Current Assets:
    Cash and equivalents                          $    631,063    $    374,289
    Income tax refunds receivable (Note 6)             323,380               -
    Stock subscription receivable (Note 13)                  -         133,749
    Accounts receivable, net of allowance
     for doubtful accounts of $8,341                    69,434          99,551
    Inventory, at lower of cost or market              116,221         184,695
    Prepaid expenses and other current assets          979,769         139,167
                                                  -------------    -----------
  Total Current Assets                               2,119,867         931,451

    Property and equipment, net of accumulated
      depreciation of $1,372,060 and $1,982,765
      at March 31, 1996 and December 31, 1996
      respectively (Note 7)                          5,156,217       7,176,755
    Construction in progress                         1,080,895               -
    Goodwill, net of accumulated amortization
      of $160,960 and $206,410 at March 31,
      1996 and December 31, 1996
      respectively (Note 5)                          1,046,285         620,826
    Covenant not to compete, net of
      accumulated amortization of $40,000
      and $55,000 at March 31, 1996 and
      December 31, 1996 respectively (Note 5)           60,000          45,000
    Restricted cash (Note 11)                          848,296         890,116
    Other assets                                       121,909         208,201
                                                  -------------    -----------
Total Assets                                      $ 10,433,469     $ 9,872,349
                                                  -------------    -----------
                                                  -------------    -----------

                         LIABILITIES AND STOCKHOLDERS' EQUITY


                                                     March 31,    December 31,
Current Liabilities:                                  1996            1996
                                                  -------------    -----------

    Accounts payable and accrued expenses         $  1,181,090    $  1,068,028
    Notes payable, current portion (Note 3)            437,956       1,209,119
    Unearned income                                    485,798         160,588
                                                  -------------    -----------
  Total Current Liabilities                          2,104,844       2,437,735

    Notes payable, net of current
     portion (Note 3)                                2,531,187       2,341,987
    Other                                                    -          37,175
                                                  -------------    -----------
  Total Liabilities                                  4,636,031       4,816,897
                                                  -------------    -----------

    Commitments (Notes 3, 4, 8 and 12)                       -               -

Stockholders' Equity (Notes 2, 8, 10, 12 and 13):
    Preferred stock, $1.00 par value, 1,000,000
      shares authorized, none issued and
      outstanding                                            -               -

    Common stock, $.03 par value, 50,000,000
      shares authorized, 8,721,706 and
      9,233,772 issued and outstanding
      at March 31, 1996 and December 31, 1996
      respectively                                     261,652         277,013
    Additional paid-in capital                       6,977,256       8,071,634

 Accumulated (deficit)                              (1,441,470)     (3,293,195)
                                                  -------------    -----------
  Total Stockholders' Equity                         5,797,438       5,055,452
                                                  -------------    -----------

Total Liabilities and Stockholders' Equity        $ 10,433,469     $ 9,872,349
                                                  -------------    -----------
                                                  -------------    -----------

The accompanying notes are an integral part of the financial statements.

                        RENAISSANCE ENTERTAINMENT CORPORATION
                             AND CONSOLIDATED SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           Year Ended                       Nine Month Period Ended
                                              ----------------------------------   -------------------------------------
REVENUE:                                     March 31, 1995      March 31, 1996   December 31, 1995   December 31, 1996
                                             --------------      --------------   -----------------   -----------------
                                                                                         (Unaudited)
  Sales                                         $12,539,653         $12,810,617         $10,469,824         $14,553,577
  Faire operating costs                           3,212,491           3,826,868           3,205,152           4,812,616
                                                -----------         -----------         -----------         -----------
  Gross Profit                                    9,327,162           8,983,749           7,264,672           9,740,961
                                                -----------         -----------         -----------         -----------

OPERATING EXPENSES:
  Salaries and wages                              3,474,799           4,082,271           3,030,205           4,048,603
  Depreciation and amortization                     351,215             500,203             337,708             633,819
  Advertising                                     1,211,798           1,546,701           1,036,508           2,511,973
  Other operating expenses                        3,532,508           4,329,713           2,749,254           4,300,062
                                                -----------         -----------         -----------         -----------
  Total Operating Expenses                        8,570,320          10,458,888           7,153,674          11,494,457
                                                -----------         -----------         -----------         -----------

Net Operating Income (Loss)                         756,842          (1,475,139)            110,999          (1,753,496)
                                                -----------         -----------         -----------         -----------

Other Income (Expenses):
  Interest income                                    48,312             109,652              94,090              68,571
  Interest (expense)                                (53,223)           (138,036)           (100,266)           (253,740)
  Other income (expense)                            (28,327)            (36,049)            204,612             (98,229)
                                                -----------         -----------         -----------         -----------
  Total Other Income (expenses)                     (33,418)              7,665             198,436             (98,229)
                                                -----------         -----------         -----------         -----------

Net Income (Loss) before (Provision)
Credit for Income Taxes                             723,424          (1,467,474)            309,434          (1,851,725)

(Provision) Credit for Income Taxes                (147,000)            193,803              45,470
                                                -----------         -----------         -----------         -----------

Net Income (Loss)                                   576,424          (1,273,671)            263,964          (1,851,725)
                                                -----------         -----------         -----------         -----------

Dividends on Preferred Stock                        (43,115)
                                                -----------         -----------         -----------         -----------

Net Income (Loss) to Common
Stockholders                                    $   533,309         $(1,273,671)        $   263,964         $(1,851,725)
                                                -----------         -----------         -----------         -----------
                                                -----------         -----------         -----------         -----------

Net Income (Loss) per Common Share              $       .11         $      (.16)        $       .03         $      (.21)
                                                -----------         -----------         -----------         -----------
                                                -----------         -----------         -----------         -----------

Weighted Average Number of Shares
Outstanding                                       4,801,044           7,824,182           7,643,702           8,907,049
                                                -----------         -----------         -----------         -----------
                                                -----------         -----------         -----------         -----------

The accompanying notes are an integral part of the financial statements.


                                           RENAISSANCE ENTERTAINMENT CORPORATION AND CONSOLIDATED SUBSIDIARY

                                              CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                                     From March 31, 1994 through December 31, 1996

                                                          Common Stock
                                                  ------------------------- Additional Paid-in  Accumulated
                                                     Shares         Amount       Capital         (Deficit)         Total
                                                 ----------      ---------     ----------       -----------     ----------
Balance, March 31, 1994                           3,204,356      $  96,130     $  966,585       $  (701,108)    $  361,607

Common stock issued, acquisition of assets        1,136,666         34,100        498,711                --        532,811

Common stock issued, private placements             800,000         24,000        216,000                --        240,000

Common stock issued, services                       133,384          4,002        120,998                --        125,000

Common stock issued, public offering, net of
offering costs of $646,056                        2,070,000         62,100      2,914,344                --      2,976,444

Common stock issued in exchange for preferred
stock issued                                        583,334         17,500        794,695                --        812,195

Preferred dividends                                      --             --             --           (43,115)       (43,115)

Net income for the year ended March 31, 1995             --             --             --           576,424        576,424
                                                 ----------      ---------     ----------       -----------     ----------

Balance March 31, 1995                            7,927,740        237,832      5,511,333          (167,799)     5,581,366

Treasury stock acquired in cashless transaction
and retired                                         (20,626)          (618)       (81,886)               --        (82,504)

Cashless exercise of stock option                    66,666          2,000         80,504                --         82,504

Common stock issued for cash                        678,200         20,346      1,334,402                --      1,354,748

Exercise of stock options                            69,726          2,092        132,903                --        134,995

Net Loss for the year ended March 31, 1996               --             --             --        (1,273,671)    (1,273,671)
                                                 ----------      ---------     ----------       -----------     ----------

Balance March 31, 1996                            8,721,706        261,652      6,977,256        (1,441,470)     5,797,438

Exercise of Class A warrants at $2.00 per share     125,328          3,760        246,896                --        250,656

Exercise of Class B warrants at $2.63 per share      34,000          1,020         88,230                --         89,250

Exercise of stock options                           324,998          9,749        610,224                --        619,973

                                          F-6



Issuance of stock for services                       27,740            832        151,118                --        151,950

Fees incurred in connection with exercising
warrants                                                 --             --         (2,090)               --         (2,090)

Net loss for the nine month period ended
December 31, 1996                                        --             --             --        (1,851,725)    (1,851,725)
                                                 ----------      ---------     ----------       -----------     ----------

Balance December 31, 1996                        $9,233,772      $ 277,013     $8,071,634       $(3,293,195)    $5,055,452
                                                 ----------      ---------     ----------       -----------     ----------
                                                 ----------      ---------     ----------       -----------     ----------

The accompanying notes are an integral part of the financial statements.

                        RENAISSANCE ENTERTAINMENT CORPORATION
                              AND CONSOLIDATED SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                            Year Ended                          Nine Months Ended
                                              ----------------------------------   -------------------------------------
                                             March 31, 1995      March 31, 1996   December 31, 1995   December 31, 1996
                                             --------------      --------------   -----------------   -----------------
                                                                                      (Unaudited)
Cash Flows from Operating Activities:            $  576,424         $(1,273,671)         $  263,964         $(1,851,725)
  Net Income (loss)                                      --                  --                  --                  --
  Adjustments to reconcile net income
  to net cash provided by operating
  activities:
    Depreciation and amortization                   351,214             500,200             337,708             633,819
    Impairment of goodwill                               --                  --                  --             380,000
    Stock issued for services                       125,000                  --                  --             151,950
    (Increase) decrease in:
       Income tax refund receivable                      --            (323,380)                 --             323,380
       Accounts receivable                          (50,124)            (19,310)           (178,844)           (163,866)
       Prepaid expenses                            (570,332)           (396,276)            291,995             840,602
       Inventory                                    (82,900)            (33,321)            (13,134)            (68,474)
       Other assets                                 (49,657)            (38,811)                 --             (86,292)
    Increase (decrease) in:
       Income taxes payable                          48,175             (48,175)            (25,738)                 --
       Accounts payable and accrued
       expenses                                     274,940             742,368            (117,449)           (113,062)
       Unearned revenue and other                   322,083              42,681            (313,197)           (294,030)
                                                 ----------          ----------          ----------          ----------
Net Cash Provided by Operating
 Activities                                         946,823            (847,695)            245,305            (247,698)
                                                 ----------          ----------          ----------          ----------
Cash Flows from Investing Activities:
  Investment in restricted cash                          --            (848,296)           (846,449)            (41,820)
  Repayment of advances                             351,150                  --                  --                  --
  Acquisition and construction of
  property and equipment, goodwill
  and covenant note to compete                     (896,551)         (4,920,023)         (3,490,356)         (1,507,008)
Net Cash (Used in) Investing Activities            (545,401)         (5,768,319)         (4,336,775)         (1,548,828)
Cash Flows from Financing Activities:
  Common stock issued and additional
  paid-in capital                                 3,278,450           1,489,743           1,100,908             957,789
  Preferred dividends paid                          (43,115)                 --                  --                  --
  Advances from officers                             60,500                  --                  --                  --
  Proceeds from notes payable                            --           3,053,989           1,068,729           1,000,000
  Principal payments on notes payable              (438,793)           (595,400)           (593,340)           (418,037)
  Other                                                  --                  --             (36,458)                 --
                                                 ----------          ----------          ----------          ----------
Net Cash Provided by (Used in)
 Financing Activities                             2,857,042           3,948,332           1,539,839           1,539,752
                                                 ----------          ----------          ----------          ----------
Net Increase (Decrease) in Cash                   3,258,464          (2,667,682)         (2,551,631)           (256,774)
Cash beginning of period                             40,281           3,298,745           3,296,652             631,063
                                                 ----------          ----------          ----------          ----------
Cash, end of period                              $3,298,745          $  631,063          $  745,021          $  374,289
                                                 ----------          ----------          ----------          ----------
                                                 ----------          ----------          ----------          ----------
Interest paid                                    $   54,506          $  112,248          $  100,267          $  268,605
                                                 ----------          ----------          ----------          ----------
                                                 ----------          ----------          ----------          ----------
Income tax paid                                  $   98,825          $  237,752          $  129,577          $       --
                                                 ----------          ----------          ----------          ----------
                                                 ----------          ----------          ----------          ----------
Cashless exercise of stock option                $       --          $   82,504          $   82,504          $       --
                                                 ----------          ----------          ----------          ----------
                                                 ----------          ----------          ----------          ----------

Note: The Company issued common and preferred stock for assets totaling $1,408,000 during the year ended March 31, 1995. During the year ended March 31, 1996 the Company issued 540,000 shares of its common stock to consummate the business combination with CFL, which was accounted for as a pooling of interests, effective for the fiscal year ended March 31, 1995. The accompanying notes are an integral part of the financial statements.

                        RENAISSANCE ENTERTAINMENT CORPORATION
                             AND CONSOLIDATED SUBSIDIARY

                            NOTES TO FINANCIAL STATEMENTS
                                  December 31, 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    This summary of significant accounting policies of Renaissance Entertainment Corporation (Company) (REC) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

    (a)  GENERAL

    REC was incorporated under the laws of the State of Colorado on June 24, 1988. On April 6, 1993, REC acquired one hundred percent of the common stock of Ellora Corporation, a Wisconsin corporation which owned and operated the Bristol Renaissance Faire located in Kenosha, Wisconsin. In the acquisition, REC issued a total of 1,784,800 shares of common stock to the shareholders of Ellora Corporation, representing ninety-one percent of the total issued and outstanding shares of REC following the exchange. The acquisition was accounted for as a reverse acquisition since the controlling shareholders of Ellora became the controlling shareholders of REC. During the year ended March 31, 1994 REC formed a wholly-owned subsidiary called Heroes and Villains, Ltd. This entity was formed to provide entertainment services and had limited activity during the year. During February, 1994 REC formed Renaissance Pleasure Faires, Inc. (RPFI) for the purpose of acquiring the assets and the business of two Renaissance Faires in California. In connection with this acquisition and the formation of RPFI, the Company issued 1,136,666 shares of its common stock and 875,000 shares of Series A Convertible Preferred Voting Stock and assumed certain liabilities and guaranteed certain lease obligations of the seller. The preferred shares were later exchanged for common stock. Of the common shares issued, 524,000 common shares were issued to the seller and 612,666 common shares were issued to shareholders of Western Renaissance Fair Presentation, Inc. (Western) a newly formed California corporation, formed for the purpose of providing management services to operators of renaissance festivals.

    Western was owned by certain employees of the seller. Subsequent to its acquisition,

                        RENAISSANCE ENTERTAINMENT CORPORATION
                             AND CONSOLIDATED SUBSIDIARY

                            NOTES TO FINANCIAL STATEMENTS
                                  December 31, 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

    (a)  GENERAL

    Western was merged into a subsidiary of REC. For accounting purposes, the acquisition of the California Faires net assets and business and the acquisition of Western was treated as one combined acquisition with the excess of cost over fair value of net assets acquired accounted for as goodwill. The preferred shares had an annual 6% dividend provision payable monthly in arrears. The preferred shares had equal voting rights per share as the common shares outstanding (583,334 votes after giving effect to the reverse common stock splits described in note 10). The preferred shares had a conversion provision that they could be converted by the holders at any time during the first two years into common stock on a one-for-three basis. REC had the right at any time to redeem these shares at $1.00 per share. During January, 1995 these preferred shares were converted to 583,334 shares of common stock. The Company also forgave loans to the seller totaling $62,805 which reduced additional paid-in capital related to this conversion transaction. Prior to conversion, the Company paid dividends totaling $43,115 related to these preferred shares. All documents related to this closing and all shares issued were signed and dated in March, 1994. The bill of sale related to the transfer of the assets was effective April 1, 1994. In connection with this transaction, certain controlling shareholders have entered into a stock pooling and voting agreement requiring the voting for certain individuals to serve as directors of the Company. In connection with this acquisition, the Company incurred approximately $50,000 of legal and professional fees and issued 233,066 shares of common stock valued at $72,833 for consulting services
    related to assistance with negotiations regarding the acquisition.    The
    business combination as of April 1, 1994 was accounted for as a purchase by REC. See Note 10 for additional information related to this business combination.

    Effective December 31, 1995 REC acquired 100% ownership of Creative Faires, Ltd. (CFL) in exchange for the issuance of 540,000 restricted common shares of REC stock. REC entered into employment agreements with the two former owners of CFL and one of the two former owners became a director of REC. The business combination with CFL was accounted for as a pooling of interests. The Company changed its year end to December 31, effective December 31, 1996. The March 31, 1996 consolidated balance sheet includes the accounts of

                        RENAISSANCE ENTERTAINMENT CORPORATION
                             AND CONSOLIDATED SUBSIDIARY

                            NOTES TO FINANCIAL STATEMENTS
                                  December 31, 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

    (a)  GENERAL

    CFL as of December 31, 1995 and the consolidated accounts of REC and subsidiaries as of March 31, 1996. The consolidated statements of operations and cash flows include the accounts of CFL for the two years ended December 31, 1995 and the consolidated accounts of REC and subsidiaries for the two years ended March 31, 1996. The consolidated statements of operations and cash flows include the accounts of CFL for the year ended December 31, 1996 and accounts of REC for the nine month period ended December 31, 1996. During the three-month period ended March 31, 1996, REC loaned $141,179 to CFL which was not eliminated in the consolidated financial statements because of the different year ends. The majority of the advances to CFL were used for start-up costs for the upcoming New York Faire described in Note 9. The $141,179 has been included with prepaid expenses in the March 31, 1996 consolidated balance sheet.

    All subsidiaries of the Company were merged into REC as of March 31, 1996 with the exception of Creative Faires, Ltd.

    All references to the "Company" refer to REC and its subsidiaries. All intercompany transactions and account balances have been eliminated in the financial statements other than as noted above.

    (b)  PER SHARE INFORMATION

    Per share information is determined using the weighted average number of shares outstanding during the periods after giving effect to the common stock splits described in Note 10.

    (c)  PROPERTY AND EQUIPMENT

    Property and equipment is carried at cost, net of accumulated depreciation. Depreciation is computed using principally accelerated methods over the useful lives of the assets ranging from three to thirty years, as follows:

                                             USEFUL LIVES (YEARS)

                   Computers                          5
                   Vehicles                           5
                   Trailers                           7
                   Office Furniture                   7
                   Costumes                           7
                   Faire Equipment                    7
                   Buildings - Temporary             15
                   Buildings - Permanent             30

                        RENAISSANCE ENTERTAINMENT CORPORATION
                             AND CONSOLIDATED SUBSIDIARY

                            NOTES TO FINANCIAL STATEMENTS
                                  December 31, 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

    (d)  REVENUE AND EXPENSE RECOGNITION AND COST OF SALES

    The Company recognizes revenues from the renaissance fairs as earned during the period when the fairs are in operation.

    These revenues consist principally of gate entrance fees, food and beverage concessions sales, lease revenue and fees charged to craft vendors. At various dates subsequent to the end of the operation of the prior years fairs, and prior to the opening of the next years fairs, the Company receives deposits from the craft vendors and others. These deposits are carried as unearned revenue until applied to fees charged and then earned on a pro-rata basis during the operation of the fair.

    Cost of sales as shown in the statement of operations includes all direct costs associated with the production of the Renaissance Faire, including cost of food, beverage and merchandise sold, labor costs for seasonal help and other direct costs of the production. All other expenses related to operation of the fair are shown as operating expenses in the statement of operations.

    Advertising costs are expensed as incurred. Direct costs related to the setting up of the fairs are capitalized as prepaid expenses and expensed during the period of the operation of the applicable fairs. Also, included in prepaid expenses at March 31, 1996 is $141,179 of advances from REC to CFL. CFL has a December 31 year end and REC had a March 31 year end, which was changed to December 31, effective December 31, 1996. These advances relate principally to cost related to setting up the New York Faire but also include operating expenses which apply to the short period after the CFL year end. See a description above of the business combination with CFL accounts for a pooling of interest.

    (e)  STOCK SPLIT

    During the fiscal year ended March 31, 1995, the Company effected a one-for-three reverse stock split and changed the par value of the common stock from $.01 to $.03 per share. During the period ended December 31, 1996, the Company effected a two-for-one stock split. The financial statements were retroactively adjusted for this split.

                        RENAISSANCE ENTERTAINMENT CORPORATION
                             AND CONSOLIDATED SUBSIDIARY

                            NOTES TO FINANCIAL STATEMENTS
                                  December 31, 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

    (f)  CONCENTRATIONS OF CREDIT RISKS

    Financial instruments that potentially subject the company to concentrations of credit risk consist principally of temporary cash investments and cash equivalents and trade accounts receivables. At March 31, 1996 and December 31, 1996 respectively, the Company had approximately $1,370,000 and $1,065,000 of its cash and cash equivalents in financial institutions in excess of amounts insured by agencies of the U.S. Government. Most of the trade receivables are from customers in one geographic location, principally California. The Company does not require collateral for its trade accounts receivables.


    (g)  CASH EQUIVALENTS

    The Company considers all short term investments in securities that mature in 90 days or less to be cash equivalents.

    (h)  INVENTORY

    The Company's inventory consists principally of merchandise held for sale. The Company carries its inventory at the lower of cost or market. Cost is determined on an average cost basis.

    (i)  ALLOWANCE FOR BAD DEBTS

    The Company provides an allowance for bad debts based on prior collection experience.

    (j)  USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                        RENAISSANCE ENTERTAINMENT CORPORATION
                             AND CONSOLIDATED SUBSIDIARY

                            NOTES TO FINANCIAL STATEMENTS
                                  December 31, 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

    (k)  GEOGRAPHIC AREA OF OPERATIONS AND INTEREST RATES

    The Company owns and operates Renaissance Faires principally in five major metropolitan areas of the U.S.A. The potential for severe financial impact can result from negative effects of economic conditions within the markets or geographic areas. Since the Company's business is principally in five areas, this concentration of operations results in an associated risk and uncertainty.

    (l)  CONSTRUCTION IN PROGRESS

    As of March 31, 1996 the Company had incurred $1,080,895 of construction costs related to the Company building a fair site in Virginia. These construction costs incurred consisted of buildings and land improvements. The construction was completed subsequent to March 31, 1996.

    (m)  IMPAIRMENT OF LONG-LIVED ASSETS

    The Company regularly evaluates the recoverability of assets for its faires and reviews its assets to assure that the amount therefor carried on the Company's financial statements is commensurate with the future economic benefit to be recovered over time from use of such assets. The Company determined that the goodwill associated with its acquisition of the California Faires net assets and its acquisition of Western was impaired after estimating the expected gross profit from future revenues, based on declining attendance for these faires in 1996 and prior periods, as compared to the net book value. The Company wrote down the intangible assets by $380,000 through a charge to other operating expenses during the period December 31, 1996. At December 31, 1996, the remaining goodwill associated with this acquisition was $620,826.

(2) COMMON AND PREFERRED STOCK

    The Articles of Incorporation of the Company authorize issuance of a maximum of 50,000,000 shares of $.03 par value common stock and 1,000,000 shares of $1.00 par value preferred stock. See note 1 for a description of the preferred stock issued and then subsequently converted to common stock.

    During January, 1995 the Company sold in a public offering 1,035,000 units of its securities at $3.50 per unit. Each unit consisted of one share of common stock and one Class A warrant and one Class B warrant. Each Class A warrant entitles the warrant holder thereof to purchase one share of common stock at a price of $4.00 per share through January 27, 2000. Each Class B warrant entitles the holder thereof to

                        RENAISSANCE ENTERTAINMENT CORPORATION
                             AND CONSOLIDATED SUBSIDIARY

                            NOTES TO FINANCIAL STATEMENTS
                                  December 31, 1996

(2) COMMON AND PREFERRED STOCK, CONTINUED

    purchase one share of common stock at a price of $5.25 per share through January 27, 2000. These warrants were immediately exercisable. The warrants are redeemable by the Company after 24 months from January 27, 1995, the date of the prospectus, or sooner with the consent of the Underwriter, at a price of $.01 per warrant upon 30 days' notice mailed within ten days after the closing bid price of the Company's common stock has equaled or exceeded 150% of the then current respective warrant exercise price for a period of 20 consecutive trading days. The holders of the warrants called for redemption are granted exercise rights until the close of business on the date preceding the date fixed for redemption.

    The Company incurred $646,056 of costs related to this offering. These offering costs have been offset against the proceeds of the offering.

(3) NOTES PAYABLE

    Notes payable at December 31, 1996 and March 31, 1996 are summarized as follows:

                                                  March 31,     December 31,
                                                    1996             1996
                                                ------------    ------------
    Note payable to bank at 8.65%,
    interest quarterly until June, 1996
    then monthly principal and interest
    payment of $5,082 through May, 2011
    collateralized by land, improvements
    and jumbo CD's.  See Note 11.               $ 1,500,000     $1,475,950

    Note payable to bank at 9.5%, 60
    equal monthly payments of $5,251
    through March, 2001 collateralized
    by land, improvements and jumbo
    CD's.  See Note 11.                             250,000        219,605

                        RENAISSANCE ENTERTAINMENT CORPORATION
                             AND CONSOLIDATED SUBSIDIARY

                            NOTES TO FINANCIAL STATEMENTS
                                  December 31, 1996

(3) NOTES PAYABLE, CONTINUED

    Mortgage payable to Bank One Kenosha
    at 9.5 % at March 31, 1996 and 9.25%
    at 9.25% at December 31, 1996;
    interest quarterly, two annual
    payments of $100,000 each with a
    balloon payment of $700,000 due
    January, 1998; collateralized by land
    and improvements.                               900,000        800,000

    Note payable to Bank One Colorado at
    the bank reference rate plus 1%, 9.25%
    at December 31, 1996, due September 1,
    1996; collateralized by inventory,
    accounts and equipment.                               -        746,132

    Note payable to Bank One Kenosha at
    the bank reference rate plus 2% with a
    minimum rate of 10.25%;  interest paid
    monthly with the balance due September
    1996, extended to December 15, 1997;
    collateralized by equipment, fixtures
    and inventory.                                  250,000        250,000

    Various notes payable to financial
    institutions collateralized by certain
    vehicles.  Payable in monthly
    installments of principal and interest;
    final payments due in 2000, interest
    ranging from 10% to 12%.                         69,144         59,419
                                                 ----------     ----------

     Total                                        2,969,144      3,551,106
     Less current portion                           437,957      1,209,119
                                                 ----------     ----------
     Long-term portion                           $2,531,187     $2,341,987
                                                 ----------     ----------
                                                 ----------     ----------

    In March 1997, the Company entered into a loan workout agreement with Bank One Colorado and Bank One Kenosha (Bank One Wisconsin). The agreement provides that

                        RENAISSANCE ENTERTAINMENT CORPORATION
                             AND CONSOLIDATED SUBSIDIARY


                            NOTES TO FINANCIAL STATEMENTS
                                  December 31, 1996

(3) NOTES PAYABLE, CONTINUED

    the Company make principal payments of $50,000 each to Bank One Colorado and Bank One Wisconsin. Upon execution of this agreement, the Company executed a real estate mortgage in favor of Bank One Colorado subordinated to the Bank One Wisconsin's mortgage. Bank One Colorado agreed to subordinate its mortgage to a potential new loan from a third party lender to the Company in the amount of from $750,000 to $1.5 million, so long as the new loan is funded prior to June 1, 1997 and the Company is not otherwise in default under the loans. As part of this agreement, Bank One Colorado changed the terms of its loan agreement to provide the Company interest monthly on its loan starting April 30, 1997 with principal payments of $150,000 on June 30, 1997, $200,000 on July 31, 1997, $250,000
    on August 31, 1997 and final principal payment of $90,189 on September 30, 1997. Additionally Bank One Wisconsin modified the terms of its loan agreement to provide for monthly interest payments starting April 30, 1997 with four monthly principal payments of $50,000 starting June 30, 1997. If the Company complies with all terms of this agreement, Bank One Wisconsin agrees to renew its real estate mortgage to provide for quarterly principal payments of $50,000 beginning in March 1998 with the remaining balance due and payable in December 1998. The Company agreed, if it obtains alternative financing in excess of $2.5 million during calendar year 1997, then the Company will immediately pay off all amounts then due and owing Bank One Colorado and Bank One Wisconsin, excluding the Bank One Wisconsin mortgage.

    Maturities of notes payable for each of the next five fiscal years ending December 31 and in the aggregate thereafter, are as follows:

               1997                        $ 1,210,214
               1998                          2,188,583
               1999                             66,108
               2000                             68,807
               2001                             17,394
                                           -----------
                                           $ 3,551,106
                                           -----------
                                           -----------

(4) LEASES

The Company leases a vehicle under a four year lease which commenced June 8, 1992 with monthly lease payments of $336. Effective April 1, 1995 the Company entered into an operating lease at 4440 Arapahoe in Boulder, Colorado for office facilities. Initial monthly rental payments are $3,066 with annual increases of 5% per annum. Commencing November 1, 1996,

                        RENAISSANCE ENTERTAINMENT CORPORATION
                             AND CONSOLIDATED SUBSIDIARY

                            NOTES TO FINANCIAL STATEMENTS
                                  December 31, 1996

(4) LEASES, CONTINUED

    the Company leased additional office space at 4410 Arapahoe in Boulder, Colorado and subleased its original office space at 4440 Arapahoe. This lease provides initial monthly lease payments of $5,969 increasing to $7,255 for the five year term of the lease. In addition the Company will be allocated certain operating expenses. The Company also leases various other properties in New York with terms expiring through the year 2001. Annual lease payments on the New York Faire site range from approximately $270,000 to $312,000 over the next five years.

    Future minimum rentals under all operating leases with terms exceeding twelve months are as follows:


        Year Ending
        December 31,
               1997                            436,177
               1998                            456,623
               1999                            476,237
               2000                            468,370
               2001                             79,807
                                            ----------
              Total                         $1,917,214
                                            ----------
                                            ----------
    Effective January 1, 1997, the Company entered into a three year sublease agreement to sublease its old office space at 4440 Arapahoe. The sublessee assumes every obligation of the Company under its lease. The Company remains liable under its lease.

    Future minimum sublease rentals are as follows:

        Year ending
        December 31,
               1997                           $ 28,979
               1998                             30,428
               1999                             31,949
               2000                             24,849
               2001                                  -
                                             ---------
              Total                          $ 116,205
                                             ---------

                        RENAISSANCE ENTERTAINMENT CORPORATION
                             AND CONSOLIDATED SUBSIDIARY

                            NOTES TO FINANCIAL STATEMENTS
                                  December 31, 1996

    Rent expense for the nine-month period ended December 31, 1996 and for the years ended March 31, 1995 and 1996 totaled approximately $431,292, $404,495 and $788,375, respectively.

(5) GOODWILL AND COVENANT NOT TO COMPETE

    The cost of the acquisition of the California Faire assets and business as described in Notes 1 and 10 in excess of the fair value of assets acquired has been recorded as goodwill in the accompanying financial statements. Goodwill is being amortized on a straight-line basis over fifteen years. Management reviews the carrying value of goodwill on a periodic basis, at least annually, to determine if there is any impairment in value. If management determines that the carrying value is not recoverable over the remaining amortization term, the excess balance, if any, will be expensed. During the period ended December 31, 1996, the Company determined that the goodwill was impaired and wrote off $380,000 as a charge to other operating expenses. As of March 31, 1996 and December 31, 1996 the Company's net carrying value for goodwill was $1,046,285 and $620,826 after amortization and write down of $160,960 and $586,419 respectively.

    In addition, the Company allocated $100,000 for certain covenants not to compete for certain officers and employees of The Living History Centre related to the asset and business acquisition. These covenants not to compete are being amortized on a straight-line basis over five years.

(6) INCOME TAXES

    The Company files income tax returns with its subsidiaries.
    During the year ended March 31, 1995 the Company utilized loss carryovers to offset taxable income totaling approximately $386,000 resulting in realization of tax benefits of approximately $154,000. During the year ended March 31, 1996 the Company incurred an operating loss resulting in a carryback to prior years. As of March 31, 1996 the Company had income tax refunds receivable resulting from the carryback and refunds receivable from excess estimated payments which together totaled $323,380.

                           RECONCILIATION OF STATUTORY TAX
                        TO ACTUAL INCOME TAX EXPENSE (BENEFIT)

The following is a reconciliation of the statutory tax rates to actual income tax expense:

For the year ended March 31, 1995:

    Expected tax at statutory rates                               $311,072

    Benefit of Net Operating Loss                                  (93,124)
    Benefit of graduated tax rates                                 (28,937)
    Benefit of Federal deduction for state income taxes            (13,745)
    All other differences                                          (28,266)

    Provision for Income Taxes                                    $147,000
                                                                  --------
                                                                  --------

For the year ended March 31, 1996:

    Expected tax at statutory rates                               $    -0-

    Benefit of carryback of Net Operating Loss                    (193,803)
                                                                  --------

    Provision (Credit) for Income Taxes                          ($193,803)
                                                                  --------
                                                                  --------

                        RENAISSANCE ENTERTAINMENT CORPORATION
                             AND CONSOLIDATED SUBSIDIARY

                            NOTES TO FINANCIAL STATEMENTS
                                  December 31, 1996

(7) PROPERTY AND EQUIPMENT
                                            December 31, 1996   March 31, 1996
                                            -----------------   --------------
    Land                                        $3,415,798         $2,888,350
    Buildings and Improvements                   3,018,450          1,171,794
    Office Furniture and Equipment                 490,975            366,171
    Costumes, Props and Other Assets             2,180,297          2,101,962
                                                ----------         ----------
    Sub-total                                    9,105,520          6,528,277
    Less Accumulated Depreciation               (1,928,765)        (1,372,060)
                                                ----------         ----------
    Total                                       $7,176,755         $5,156,217
                                                ----------         ----------
                                                ----------         ----------

(8) WARRANTS ISSUED FOR SERVICES AND STOCK OPTIONS

    In January, 1994 the Company issued warrants to purchase an aggregate of 266,666 shares of the Company's common stock at an exercise price of $1.87 per share. These warrants were issued pursuant to a Form S-8 registration statement for various consulting services. These warrants were exercised during the year ended March 31, 1995. These 266,666 warrants were valued at $.15 per warrant and expensed in the total amount of $40,000 in the financial statements.

    Pursuant to the Company's stock option plans, the Company has granted options to acquire 1,186,318 shares of the Company's common stock. Of this amount 136,392 options have been exercised and 11,998 have expired during the year ended March 31, 1996. The options are exercisable at prices ranging from $1.13 per share to $3.50 per share. During the period ended December 31, 1996, 105,000 options were granted with a weighted average price of $5.74, 324,998 options were exercised at a weighted average price of $1.87 and 150,000 options terminated with a weighted average price of $4.09. The remaining number of options outstanding at December 31, 1996 totaled 571,762 with a weighted average price of $2.60 which are exercisable at various dates through 2001.

(9) BUSINESS COMBINATION, NEW YORK FAIRE

    Effective December 31, 1995 the Company issued 540,000 shares of its restricted common stock for 100% ownership of Creative Faires, Ltd. (CFL) The transaction was accounted for as a pooling of interests as described in
    Note 1.  CFL principally conducted a New York Faire.

                        RENAISSANCE ENTERTAINMENT CORPORATION
                             AND CONSOLIDATED SUBSIDIARY

                            NOTES TO FINANCIAL STATEMENTS
                                  December 31, 1996

(9)  BUSINESS COMBINATION, NEW YORK FAIRE, CONTINUED

     REC and consolidated subsidiaries previously reported revenue of $10,459,476 and net income of $624,609 during the year ended March 31, 1996. The revenues and net loss of CFL included in the combined statement of operations for the year ended March 31, 1995 amounted to $2,081,177 and $(48,185), respectively. Revenues of $2,308,378 and a net loss of $(37,756) of CFL, incurred prior to the business combination have been included in the combined statement of operations for the year ended March 31, 1996.

(10) BUSINESS COMBINATION, CALIFORNIA FAIRES

     Effective April 1, 1994 the Company acquired the assets and certain liabilities of The Living History Centre, (LHC) a California, not-for-profit corporation. The Company issued 1,136,666 shares of its common stock and 875,000 shares of its preferred stock as consideration for the net assets acquired. The preferred stock was converted into common stock during January, 1995. In addition to acquiring certain assets and liabilities of LHC, the Company has acquired the rights to operate two California Renaissance Faires.

     See Note 1 financial statements for additional information related to the business combination. The transaction was accounted for as a purchase by REC. The results of operations of the LHC Faire operations are included in the income statement of REC commencing April 1, 1994. The cost of this acquisition was approximately $2,534,000, including assumption of liabilities and issuance of the common and convertible preferred stock.

     The following table shows the allocation of the purchase price assets:

     Cash                                       $    63,000
     Prepaid faire costs                            318,000
     Inventory                                       56,000
     Accounts receivable                             87,000
     Property and equipment                         664,000
     Covenant not to compete                        100,000
     Goodwill                                     1,207,000
     Other assets                                    39,000
                                                -----------
                                                $ 2,534,000
                                                -----------
                                                -----------

                        RENAISSANCE ENTERTAINMENT CORPORATION
                             AND CONSOLIDATED SUBSIDIARY

                            NOTES TO FINANCIAL STATEMENTS
                                  December 31, 1996

(10) BUSINESS COMBINATION, CALIFORNIA FAIRES, CONTINUED

     Liabilities assumed                            640,000
     Preferred stock issued                         875,000
     Common stock issued                            533,000
     Cash advanced and acquisition
      expenses incurred                             486,000
                                                -----------
                                                $ 2,534,000
                                                -----------
                                                -----------

    Assets and liabilities acquired or assumed were recorded at estimated fair value at April 1, 1994 the date of acquisition.

    The amount assigned to the common stock was $532,812 ($.9375 per share) approximately one half of the market trading price of the Company's common stock as of April 1, 1994. This value was used due to the large number of shares and their restrictive nature. LHC, a non-profit corporation, obtained an appraisal of its business for the purpose of determining an approximate valuation necessary to obtain regulatory approval for sale of its assets. Although this appraisal indicated a valuation in an amount such that the common stock of REC exchanged for the certain net assets and the business of LHC would have been recorded at $1.56 per share, management of REC did not believe that such a valuation was appropriate under the circumstances. The appraiser based the valuation on projected net income from the California Faires of $500,000 per year. The California Faires have not been historically profitable and to assume that the Faires will earn $500,000 per year is, as explained in the appraisal, inherently highly speculative. Therefore, management believes that the appraisal is unsuitable for determining a value of the business acquired. Management gave consideration to the following transactions and events when it determined the appropriate valuation of the shares issued in the acquisition:

    a. In the fall of 1993, the Company sold 253,334 shares at a cash price of $.75 per share. Following this private offering of a small number of shares, the Company incurred substantial operating losses and accumulated deficits.

    b. For the two years prior to their acquisition, the two California Renaissance Faires had generated substantial net operating loss of $(869,953) and $(928,569) in the years 1992 and 1993, respectively.

    c. In August 1994, the Company sold in a private offering 800,000 shares at a price of $.30 per share, principally to raise working capital to cover the anticipated cost of the public offering.

                        RENAISSANCE ENTERTAINMENT CORPORATION
                             AND CONSOLIDATED SUBSIDIARY

                            NOTES TO FINANCIAL STATEMENTS
                                  December 31, 1996

(10) BUSINESS COMBINATION, CALIFORNIA FAIRES, CONTINUED

     d. The public market of the Company's common stock was highly illiquid, with only 300,000 shares in the public float eligible for trading. Management believes that the price of $1.875 per share of the publicly-traded shares was not indicative of the fair market value of substantially larger blocks of restricted shares.

     e. The Company issued 77,688 shares and warrants to purchase an additional 133,334 shares at an exercise price of $.9375, to an entity affiliated with a director of the Company. The shares and the exercise price of the warrants were valued at 100% of the public trading price due to (I) the transaction having been between the Company and a related party, and (ii) the fact that the shares were registered on a Form S-8 which rendered them free-trading.

     f. The Company has granted to executive officers and key employees incentive stock options at an exercise price of $1.875 per share. In order to qualify as incentive stock options under Section 422 of the Internal Revenue Code, the options must be priced at 100% of the public trading market of the Company's common stock.

     Management believes that recording the shares issued for the LHC acquisition at 50% of the publicly traded value is reasonable, appropriate and normal for this large of a block of restricted securities. Goodwill is being amortized on a straight-line basis over a fifteen year period and the covenant not to compete is being amortized on a straight-line basis over a five year period. The Company believes that a 15 year estimated life over which goodwill is being amortized is reasonable due to the fact the California Faires have been in existence approximately 30 years and the fact that the average life of other currently successful Renaissance Faires in the United States is over 15 years and there is no reason to believe that those Faires will not be in existence for another 15 years.

     It is the Company's policy that management on a periodic basis, at least quarterly, will evaluate the Carrying value of goodwill and other intangibles to determine if there is an impairment of value or the remaining estimated life is less than the remaining unamortized period. If the evaluation indicates write-downs or adjustments to the amortization are necessary, such write-downs or adjustments will be made immediately.

(11) RESTRICTED CASH

     Certificates of Deposit in the amount of $890,116 at December 31, 1996 are collateral to an 8.65% and a 9.5% loan maturing in 2011 and 2001, respectively, and Certificates of

                         RENAISSANCE ENTERTAINMENT CORPORATION
                              AND CONSOLIDATED SUBSIDIARY

                             NOTES TO FINANCIAL STATEMENTS
                                   December 31, 1996

(11) RESTRICTED CASH, CONTINUED

     Deposit totaling $275,000 may be released annually beginning March 1, 1997 and each year thereafter provided that projected net operating income goals are realized in each of the three operating seasons commencing in 1996. If the Certificates of Deposit have not been released for any of the previous years but the projected income goal for the current year is reached, the Certificates of Deposit for the previous year and the current year shall be released. If projected goals are not reached by year three, then the certificates shall be released in any subsequent year that the third year goal amount is reached.

(12) COMMITMENTS AND SUBSEQUENT EVENTS

     Effective December 16, 1994 the Company entered into an agreement with a consulting firm to provide to the Company certain promotional services for the Company's fairs. The Company has agreed to pay commissions to the consulting firm of 17.65% of the actual net billings by advertisers for media placed pursuant to plans approved by the Company. The Company has also agreed to pay $7,500 per month for the five year term of the agreement. The Company has also granted an option to the consulting firm to allow the firm to acquire a minimum of 66,000 and a maximum of 132,000 shares of the Company's common stock at $1.625 per share with the increase depending on the results of the services performed by the consulting firm.

     Effective October 1, 1994 the Company entered into a consulting agreement with a company owned by a director of Renaissance Entertainment Corporation. The Company has agreed to pay the consulting company $4,500 per month for twenty hours per month for services. Additional hours will be compensated at $200 per hour. The term of the agreement continues until December 31, 1996. Effective April 1, 1995 the Company agreed to pay $4,000 per month for consulting services to a director of the Company which expired effective December 31, 1995. The Company also has a consulting agreement with another company that is owned by a director of the Company. This agreement is for $75 per hour plus $300 per Board meeting and can be terminated at any time.

     On August 1, 1996, the Company entered into a one year agreement with a consultant. The agreement provides that the Company pay the consultant a fee equal to 5% of any debt or equity infusion to the Company initiated or introduced to the Company

                         RENAISSANCE ENTERTAINMENT CORPORATION
                              AND CONSOLIDATED SUBSIDIARY

                             NOTES TO FINANCIAL STATEMENTS
                                   December 31, 1996

(12) COMMITMENTS AND SUBSEQUENT EVENTS, CONTINUED

     by the consultant. Additionally, the Company will pay the consultant a fee equal to 5% of the total value of the merger or acquisition, including the value of stock, cash and other assets of the merged entities.

     Subsequent to December 31, 1996 the Company issued 54,738 shares of its common stock as payment of the Company's liabilities.

     During the year ended March 31, 1995 the Company adopted a non-qualified deferred compensation plan for ten employees of the Company. Monthly contributions to the plan total approximately $3,500. Beginning April 1, 1996 monthly contributions are approximately $1,152.

(13) STOCK SUBSCRIPTIONS RECEIVABLE

     At December 31, 1996 the Company had stock subscriptions receivable in the amount of $133,749 which was collected in full in January, 1997.

(14) SUBSEQUENT EVENTS

     The Company incurred substantial losses from operations during 1995 and 1996 and incurred significant cost overruns in the construction of its Virginia faire. As described in note 3, the Company has entered into loan workout agreements with two banks which will require total bank principal loan payments of $1,100,000 during 1997.

     Subsequent to December 31, 1996, the Company raised $750,000 from an officer of the Company and a related party through the issuance of convertible debt and has commitments from investors for $600,000 of convertible debt and additional equity capital. In order to reduce the Company's working capital requirements, management has implemented a number of cost reductions which it estimates will reduce the Company's operating expenses by approximately $1,300,000 during the fiscal year ending December 31, 1997.

     Management believes that the additional capital raised, plus the additional capital to be received from investors, in conjunction with the reductions in operating expenses are sufficient for the Company to be able to meet its financial commitments in 1997.

                        RENAISSANCE ENTERTAINMENT CORPORATION
                             AND CONSOLIDATED SUBSIDIARY

                            NOTES TO FINANCIAL STATEMENTS
                                  December 31, 1996

(14) SUBSEQUENT EVENTS, CONTINUED

     The Company's lease for the site of its Northern California faire expires April 30, 1997. While the Company believes that its lease for this site will be renewed for the 1997 faire, there can be no assurance of such renewal. If the lease is not renewed, it is doubtful that the Company would conduct a faire in Northern California in 1997.

(15) FOURTH QUARTER ADJUSTMENTS

     The Company recognized as expense in the nine-month period ended December 31, 1996, $450,000 of costs to be incurred in 1997, which costs are the result of changing conditions at the Company's Northern California Faire which became apparent to the Company in 1996. This adjustment, which was made in the fourth quarter, was material to fourth quarter operation.



GP:413848 v2

          RENAISSANCE ENTERTAINMENT CORPORATION AND CONSOLIDATED SUBSIDIARY
                                    BALANCE SHEET
                                     (Unaudited)

                                        ASSETS
                                                                     June 30,
                                                                       1997
                                                                   -----------
Current Assets:
    Cash and equivalents                                              $784,582
    Accounts receivable (net)                                          126,607
    Inventory                                                          231,792
    Prepaid expenses and other                                         715,966
                                                                   -----------
      Total Current Assets                                           1,858,947

    Property and equipment, net of accumulated depreciation          7,097,158
    Covenant not to compete                                             35,000
    Goodwill                                                           595,488
    Restricted cash                                                   915,177
    Other assets                                                       239,675
                                                                   -----------
TOTAL ASSETS                                                       $10,741,445
                                                                   -----------
                                                                   -----------


                         LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
    Accounts payable and accrued expenses                           $1,094,735
    Notes payable, current portion                                   1,365,338
    Unearned income                                                    284,430
                                                                   -----------
      Total Current Liabilities                                      2,744,503

    Notes payable, net of current portion, unrelated parties         2,931,174
    Notes Payable, related parties                                     250,000
    Other                                                               35,376
                                                                   -----------
      Total Liabilities                                              5,961,053
                                                                   -----------

Stockholders' Equity:
    Common stock, $.03 par value, 50,000,000
      shares authorized, 9,636,262 shares
      issued and outstanding at June 30, 1997                          289,088
    Additional paid-in capital                                       9,038,098
    Accumulated earnings (deficit)                                  (4,546,794)
                                                                   -----------
      Total Stockholders' Equity                                     4,780,392
                                                                   -----------

Total Liabilities and Stockholders' Equity                         $10,741,445
                                                                   -----------
                                                                   -----------

The accompanying notes are an integral part of the financial statements.

          RENAISSANCE ENTERTAINMENT CORPORATION AND CONSOLIDATED SUBSIDIARY

                               STATEMENTS OF OPERATIONS
                                     (Unaudited)

                                                 Six Months Ended
                                                      JUNE 30
                                            -------------------------
                                               1997           1996
                                            ----------     ----------
REVENUE:
         Sales                             $ 4,885,596    $ 5,306,079
         Faire operating costs               1,830,543      2,119,918
                                           -----------    -----------
         Gross Profit                        3,055,053      3,186,161
                                           -----------    -----------


OPERATING EXPENSES:
         Salaries                            2,019,519      2,189,322
         Depreciation and amortization         343,570        266,233
         Goodwill Writedown                      -            380,000
         Advertising                           693,991        892,634
         Other operating expenses            1,398,753      2,216,164
                                           -----------    -----------
           Total Operating Expenses          4,455,833      5,944,353
                                           -----------    -----------

Net Operating (Loss) Income                 (1,400,780)    (2,758,192)
                                           -----------    -----------

Other Income (Expenses):
         Interest income                        30,715         30,455
         Interest (expense)                   (196,167)      (118,795)
         Other income (expense)                312,634       (197,384)
                                           -----------    -----------
         Total Other Income (Expenses)         147,182       (285,724)
                                           -----------    -----------

Net Income (Loss) before (Provision)
  Credit for Income Taxes                   (1,253,598)    (3,043,916)

(Provision) Credit for Income Taxes                -          239,273
                                           -----------    -----------


Net Income (Loss) to Common Stockholders   $(1,253,598)   $(2,804,643)
                                           -----------    -----------
                                           -----------    -----------

Net Income (Loss) per Common Share         $      (.13)   $      (.34)
                                           -----------    -----------
                                           -----------    -----------

Weighted Average Number of Common
Shares Outstanding                           9,531,581      8,186,540
                                           -----------    -----------
                                           -----------    -----------


The accompanying notes are an integral part of the financial statements.

          RENAISSANCE ENTERTAINMENT CORPORATION AND CONSOLIDATED SUBSIDIARY
                               STATEMENTS OF CASH FLOWS
                                     (Unaudited)
                                                        Six Months ended
                                                              JUNE 30,
                                                  ----------------------------
                                                      1997           1996
                                                  ------------     -----------
Cash Flows from Operating Activities:
   Net income (Loss)                               $(1,253,598)    $(2,804,643)
                                                   -----------     -----------
   Adjustments to reconcile net income (Loss)
    to net cash provided by operating
    activities:
       Depreciation and amortization                   343,570         589,294
       Gain (loss) on disposal of assets                 1,363          23,488
       (Increase) decrease in:
         Stock subscription receivable                 133,749              -
         Inventory                                     (47,097)       (131,255)
         Receivables                                   (27,056)       (270,128)
         Prepaid expenses and other                   (608,273)       (308,319)
       Increase (decrease) in:
         Accounts payable and accrued expenses          26,707       1,660,419
         Unearned revenue and other                    122,043         119,615
                                                   -----------     -----------
           Total adjustments                           (54,994)      1,683,114
                                                   -----------     -----------
Net Cash Provided by Operating
  Activities                                        (1,308,592)     (1,121,529)
                                                   -----------     -----------
Cash Flows from Investing Activities:
   Investment in restricted cash                       (25,061)        (13,923)
   Acquisition of property and equipment              (229,999)     (2,430,241)
                                                   -----------     -----------
Net Cash (Used in) Investing Activities               (255,060)     (2,444,164)
                                                   -----------     -----------

Cash Flows from Financing Activities:
   Common stock issued and additional
     paid-in capital                                   978,539         533,430
   Proceeds from notes payable                       1,350,000       2,717,628
   Principal payments on notes payable                (354,594)        (72,320)
                                                   -----------     -----------
Net Cash Provided by Financing Activities            1,973,945       3,178,738
                                                   -----------     -----------

Net Increase (Decrease) in Cash                        410,293        (386,955)

Cash, beginning of period                              374,289         732,553
                                                   -----------     -----------
Cash, end of period                                $   784,582     $   345,598
                                                   -----------     -----------
                                                   -----------     -----------
Interest paid                                      $   196,167     $   117,886
                                                   -----------     -----------
                                                   -----------     -----------
Income tax paid                                    $       -       $       -
                                                   -----------     -----------
                                                   -----------     -----------

The accompanying notes are an integral part of the financial statements.

                      RENAISSANCE ENTERTAINMENT CORPORATION AND
                               CONSOLIDATED SUBSIDIARY

                            NOTES TO FINANCIAL STATEMENTS
                              June 30, 1997 (Unaudited)


1.  UNAUDITED STATEMENTS

    The balance sheet as of June 30, 1997, the statements of operations and the statements of cash flows for the six-month periods ended June 30, 1997 and 1996, have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in financial position at June 30, 1997 and for all periods presented, have been made.

    These statements should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 1996 filed with the Securities and Exchange Commission.

2.  CALCULATION OF EARNINGS (LOSS) PER SHARE

    The earnings (Loss) per share is calculated by dividing the net income
    (loss) to common stockholders by the weighted average number of common shares outstanding.

3.  CHANGE IN ACCOUNTING ESTIMATE

    The Company standardized the depreciable lives used for buildings from a range of between 7 to 30 years in 1996 to 15 years for temporary buildings and 30 years for permanent buildings in 1997. The effect of this change on net income of the current period (six months ended June 30, 1997) was an increase of approximately $195,300 over the amount that would have been reported. The effect of this change on earnings per share of the current period (six months ended June 30, 1997) was a reduction in the loss per share of approximately $.02 per share from the amount that would have been reported.

4.  SUBSEQUENT EVENTS

    Subsequent to June 30, 1997, the Company has entered into a letter of intent for a sale and leaseback of its real properties in Wisconsin and Virginia. This transaction is expected to close prior to October 15, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
    No dealer, salesman, Selling Shareholder or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the shares of the Common Stock offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the shares of Common Stock by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.


                                   ---------------

                                  TABLE OF CONTENTS
                                                                          PAGE

Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Market for the Common Equity and Related
 Stockholder Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Selected Financial Data. . . . . . . . . . . . . . . . . . . . . . . . . .  12
Management's Discussion and Analysis of
 Financial Condition and Results of Operations . . . . . . . . . . . . . .  14
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Certain Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Principal Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Description of Securities. . . . . . . . . . . . . . . . . . . . . . . . .  44
Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
Additional Information . . . . . . . . . . . . . . . . . . . . . . . . . .  47
Index to Financial Statements. . . . . . . . . . . . . . . . . . . . . . . F-1

                                   ---------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   1,406,350 Shares



                                     RENAISSANCE
                                    ENTERTAINMENT
                                     CORPORATION

                                   ---------------

                                      PROSPECTUS

                                   ---------------


                                  October 30, 1997


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
                                       PART II
                     INFORMATION NOT REQUIRED TO BE IN PROSPECTUS


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses of the Company in connection with the sale and distribution of the Common Stock being registered. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee.


              Securities and Exchange Commission fee     $   414
              NASD Fee                                       576
              Printing and Edgar expenses                  1,000
              Accounting fees and expenses                 4,000
              Legal fees and expenses                     18,000
              Miscellaneous                                  510
                                                         -------
                   TOTAL                                 $25,000


ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Article VIII of the Company's Amended and Restated Articles of Incorporation provides that the Company shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official act of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met.

    Article XI of the Company's Amended and Restated Articles of Incorporation eliminates certain personal liability of the directors of the Company for monetary damages for certain breaches of director's fiduciary duties.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    1. For unregistered sales of the Company's securities prior to February 27, 1996, reference is made to Item 26 of the Company's Registration Statement on Form SB-2 (No. 33-85538), declared effective by the Commission on January 27, 1995, and the post-effective amendments thereto.

    2. During April 1997, the Company issued $350,000 principal amount of its 10% Convertible Secured Notes to three investors. The Notes were acquired for investment purposes and were issued without registration under the Securities Act of 1933, in reliance upon Section 4(2) thereof for offerings not involving a public offering of securities. No underwriters were involved in such offering and no commissions were paid for the solicitation of the investors. The Notes are convertible into shares of the Company's Common Stock at the lesser of $1.75 per share or 50% of the market price for such stock at the time of conversion.

    3. During May 1997, the Company issued $1,000,000 principal amount of its 9% Convertible Debentures to three investors. The holders of the Debentures were also granted warrants representing the right to acquire 200,000 shares of the Company's common stock at a warrant exercise price of the lesser of $3.00 per share or 70% of the market price for such stock at the time of exercise of the warrants. The securities were acquired for investment purposes and were issued without registration under the Securities Act of 1933, in reliance upon Section 4(2) thereof for offerings not involving a public offering of securities. No underwriters were involved in such offering and no commissions were paid for the solicitation of the investors. The Debentures are convertible into shares of the Company's common stock at the lesser of $4.50 per share or 70% of the market price for such stock at the time of conversion.

ITEM 16.  EXHIBITS

    Exhibit No     Title
    ----------     -----

    3.0(i) Amended and Restated Articles of Incorporation, incorporated by reference from the Amendment No. 1 to Registrant's Registration Statement on Form 8-A filed with the Commission on April 12, 1994.

    3.0(ii) By-Laws, incorporated by reference from the Amendment No. 1 to Registrant's Registration Statement on Form 8-A filed with the Commission on April 12, 1994.

*   3.1       Articles of Amendment to the Articles of Incorporation.

    4.1 Specimen Certificate of Common Stock, incorporated by reference from the Amendment No. 1 to Registrant's Registration Statement on Form 8-A filed with the Commission on April 12, 1994.

*   4.2       Specimen Class A Warrant Certificate.

*   4.3       Specimen Class B Warrant Certificate.

*   4.4       Warrant Agreement.

*   4.15      Renaissance Entertainment Corporation 1993 Stock Incentive Plan.

    5.1 Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A.--previously filed.

    10.1 Employment Agreement with Howard Hamburg, incorporated by reference from the Registrant's Current Report on Form 8-K dated December 31, 1995.

    10.2 Employment Agreement with Kevin Patterson, incorporated by reference from the Registrant's Current Report on Form 8-K dated December 31, 1995.

    10.3 Office Lease with Diana Wilkins dated August 15, 1996, incorporated by reference from the Registrant's Annual Report on Form 10-K for the nine months ended December 31, 1996.

*   10.4      Consultation Agreement with Creative Business Strategies, Inc.

*   10.4      Letter Agreement with Rob Geller dated July 19, 1994.

*   10.5      Agreement with The Living History Centre dated August 25, 1994.

*   10.6      Specimen Vendor and Exhibitor Agreement for the Bristol
              Renaissance Faire.

*   10.7      Specimen Vendor and Exhibitor Agreement for the Northern and
              Southern Renaissance Pleasure Faires.

*   10.8      Specimen Bristol Renaissance Faire Concession Agreement.

*   10.9      Specimen Bristol Renaissance Faire Games Concession Agreement.

*   10.10     License Agreement and Lease with San Bernardino County for the
              Southern Renaissance Pleasure Faire site.

*   10.11     Investment Banking Agreement with Duke & Co., Inc.

    10.12 Lease Agreement between Creative Faires, Ltd. and Sterling Forest Corporation dated June 12, 1996 incorporated by reference from the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 1996.

    10.13 Mortgage dated April 7, 1995 with Bank One, Kenosha N.A. with respect to Bristol Property, incorporated by reference from the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 1996.

*   10.14     Employment Agreement dated February 5, 1996 with Barbara Hope.

*   10.15     Employment Agreement dated February 5, 1996 with Donald C. Gaiti.

    10.16 Line of credit with Bank One, Wisconsin in the amount of $250,000 dated February 6, 1996, incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1995, filed with the Commission on February 20, 1996.

    10.17 Line of credit with Union Bank & Trust in the amount of $250,000 dated December 29, 1995, incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1995, filed with the Commission on February 20, 1996.

    10.18 Commitment Letter for a line of credit with Bank One Colorado in the amount of $750,000 dated January 26, 1996, incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1995, filed with the Commission on February 20, 1996.

    10.19 Mortgage with Union Bank & Trust in the amount of $1,500,000 with respect to the Virginia property, incorporated by reference from the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 1996.

    10.20 Loan Workout Agreement by and among Renaissance Entertainment Corporation, Bank One, Colorado, N.A. and Bank One, Kenosha, N.A., incorporated herein by reference from the Registrant's Annual Report on Form 10-K for the nine months ended December 31, 1996.

    10.21 Subscription and Purchase Agreement for 10% Convertible Secured Notes--previously filed.

    10.22 Subscription and Purchase Agreement for 9% Convertible Debentures--previously filed.

    10.23 Letter of Intent for Sale/Leaseback of Wisconsin and Virginia faire sites--previously filed.

    21.0 Subsidiaries, incorporated by reference from the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 1996.

    23.1      Independent Auditor's Consent--filed herewith.

    23.2      Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A.--see Exhibit
              5.1.

    24.1 Power of Attorney (included on signature page of initial Registration Statement).

* Incorporated by reference from the Company's Registration Statement on Form SB-2 (No. 33-85538), declared effective by the Commission on January 27, 1995, and the Post-Effective amendments thereto.

ITEM 17.  UNDERTAKINGS

        A.        The undersigned registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement : (i) to include any prospectus required by Section 19(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant as discussed above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES



    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on October 27, 1997.


                                       RENAISSANCE ENTERTAINMENT
                                       CORPORATION.


                                       By /S/CHARLES S. LEAVELL
                                          ----------------------------------
                                              Charles S. Leavell
                                          Chief Executive Officer



    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 27th day of October, 1997, by the following persons in the capacities indicated:



SIGNATURE                              POSITION
---------                              --------

/S/ CHARLES S. LEAVELL                 Director and Chairman of the Board and
--------------------------------       Chief Executive Officer
Charles S. Leavell

s/s JAMES R. MCDONALD                  Chief Financial Officer
--------------------------------
James R. McDonald

/S/SUE BROPHY                          Chief Accounting Officer
--------------------------------
Sue Brophy

          *                            Director
--------------------------------
Sanford L. Schwartz


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

          *                            Director
--------------------------------
Robert M. Geller


                                       Director
--------------------------------
Gregg Adam Thaler


                                       Director
--------------------------------
Dean Petkanas


BY  /S/ CHARLES S. LEAVELL
--------------------------------
Charles S. Leavell
Attorney-in-Fact

                        RENAISSANCE ENTERTAINMENT CORPORATION
                                  AMENDMENT NO. 1 TO
                                       FORM S-1
                                  INDEX TO EXHIBITS


    Exhibit No                         Title
    ----------                         -----

    3.0(i) Amended and Restated Articles of Incorporation, incorporated by reference from the Amendment No. 1 to Registrant's Registration Statement on Form 8-A filed with the Commission on April 12, 1994.

    3.0(ii) By-Laws, incorporated by reference from the Amendment No. 1 to Registrant's Registration Statement on Form 8-A filed with the Commission on April 12, 1994.

*   3.1       Articles of Amendment to the Articles of Incorporation.

    4.1 Specimen Certificate of Common Stock, incorporated by reference from the Amendment No. 1 to Registrant's Registration Statement on Form 8-A filed with the Commission on April 12, 1994.

*   4.2       Specimen Class A Warrant Certificate.

*   4.3       Specimen Class B Warrant Certificate.

*   4.4       Warrant Agreement.

*   4.15      Renaissance Entertainment Corporation 1993 Stock Incentive Plan.

    5.1 Opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A.--previously filed.

    10.1 Employment Agreement with Howard Hamburg, incorporated by reference from the Registrant's Current Report on Form 8-K dated December 31, 1995.

    10.2 Employment Agreement with Kevin Patterson, incorporated by reference from the Registrant's Current Report on Form 8-K dated December 31, 1995.

    10.3 Office Lease with Diana Wilkins dated August 15, 1996, incorporated by reference from the Registrant's Annual Report on Form 10-K for the nine months ended December 31, 1996.

*   10.4      Consultation Agreement with Creative Business Strategies, Inc.

*   10.4      Letter Agreement with Rob Geller dated July 19, 1994.

*   10.5      Agreement with The Living History Centre dated August 25, 1994.

*   10.6      Specimen Vendor and Exhibitor Agreement for the Bristol
              Renaissance Faire.

*   10.7      Specimen Vendor and Exhibitor Agreement for the Northern and
              Southern Renaissance Pleasure Faires.

*   10.8      Specimen Bristol Renaissance Faire Concession Agreement.

*   10.9      Specimen Bristol Renaissance Faire Games Concession Agreement.

*   10.10     License Agreement and Lease with San Bernardino County for the
              Southern Renaissance Pleasure Faire site.

*   10.11     Investment Banking Agreement with Duke & Co., Inc.

    10.12 Lease Agreement between Creative Faires, Ltd. and Sterling Forest Corporation dated June 12, 1996 incorporated by reference from the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 1996.

    10.13 Mortgage dated April 7, 1995 with Bank One, Kenosha N.A. with respect to Bristol Property, incorporated by reference from the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 1996.

*   10.14     Employment Agreement dated February 5, 1996 with Barbara Hope.

*   10.15     Employment Agreement dated February 5, 1996 with Donald C. Gaiti.

    10.16 Line of credit with Bank One, Wisconsin in the amount of $250,000 dated February 6, 1996, incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1995, filed with the Commission on February 20, 1996.

    10.17 Line of credit with Union Bank & Trust in the amount of $250,000 dated December 29, 1995, incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1995, filed with the Commission on February 20, 1996.

    10.18 Commitment Letter for a line of credit with Bank One Colorado in the amount of $750,000 dated January 26, 1996, incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1995, filed with the Commission on February 20, 1996.

    10.19 Mortgage with Union Bank & Trust in the amount of $1,500,000 with respect to the Virginia property, incorporated by reference from the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 1996.

    10.20 Loan Workout Agreement by and among Renaissance Entertainment Corporation, Bank One, Colorado, N.A. and Bank One, Kenosha, N.A., incorporated herein by reference from the Registrant's Annual Report on Form 10-K for the nine months ended December 31, 1996.

    10.21 Subscription and Purchase Agreement for 10% Convertible Secured Notes--previously filed.

    10.22 Subscription and Purchase Agreement for 9% Convertible Debentures--previously filed.

    10.23 Letter of Intent for Sale/Leaseback of Wisconsin and Virginia faire sites--previously filed.

    21.0 Subsidiaries, incorporated by reference from the Registrant's Annual Report on Form 10-KSB for the year ended March 31, 1996.

    23.1      Independent Auditor's Consent--filed herewith.

    23.2      Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A.--see Exhibit
              5.1.

    24.1 Power of Attorney (included on signature page of initial Registration Statement).

* Incorporated by reference from the Company's Registration Statement on Form SB-2, declared effective by the Commission on January 27, 1995, and the Post-Effective amendments thereto.